Exhibit 1

The Dibwe East Project,

Southern Province, Republic of Zambia

National Instrument 43-101

Technical Report

Prepared for:

DENISON MINES ZAMBIA LIMITED

Author:

Mark B. Mathisen, BSc., P.G.

Denison Mines (USA) Corp

William E. Roscoe, Ph.D., P.Eng., Principal Geologist

Roscoe Postle Associates, Inc.

March 27, 2012

TABLE OF CONTENTS

1. SUMMARY	1-8
1.1 Introduction and Property Description	1-8
1.2 Interpretation and Conclusions	1-8
1.3 Recommendations	1-9
1.4 History	1-9
1.5 Geology and Mineralization	1-10
1.6 Drilling, Sampling, Analysis and Testing	1-11
1.6.1 Drilling	1-11
1.6.2 Core Sampling, Processing and Assaying	1-11
1.6.3 Data Verification: Processes for Determining Uranium Content by Gamma Logging	1-11
1.6.4 Security of Samples	1-12
1.7 Mineral Resource Estimate	1-12

2. INTRODUCTION AND TERMS OF REFERENCE	2-1
2.1 Sources of Information	2-1

3. RELIANCE ON OTHER EXPERTS	3-1

4. PROPERTY DESCRIPTION AND LOCATION	4-1
4.1 Property Location	4-1
4.2 Land Tenure	4-1

5. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1
5.1 Accessibility	5-1
5.2 Climate	5-1
5.3 Local Resources and Infrastructure	5-2

6. HISTORY	6-1

7. GEOLOGICAL SETTING AND MINERALIZATION	7-1
7.1 Regional Geology	7-1
7.2 Stratigraphy	7-3
7.2.1 Madumabisa Mudstone	7-6
7.2.2 Escarpment Grit Formation	7-6
7.2.3 Interbedded Sandstone and Mudstone Formation	7-7
7.3 Depositional Setting	7-8
7.4 Local Geology	7-8
7.5 Regional Structure	7-13
7.5.1 Lusitu Fault Zone	7-18
7.5.2 Dibwe Fault Zone	7-18
7.5.3 The Bungua Mountain Fault Zone	7-19
7.5.4 Minor Faults	7-20
7.6 Structural Geology – Dibwe East (Yeo, G. 2011)	7-20
7.7 Uranium Mineralization	7-22
7.7.1 Type of Mineralization	7-23
7.7.1.1 Disseminated Uranium Mineralization	7-23
7.7.1.2 Uranium Mineralization Associated With Mudstones & Siltstones	7-24
7.7.1.3 Fracture Hosted Uranium Mineralization	7-25
7.7.1.4 Uranium Mineralization Associated With Pyrite	7-25
7.8 Distribution of uranium mineralization at Dibwe East	7-26

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page i

8. DEPOSIT TYPES	8-1

9. EXPLORATION	9-1
9.1 Airborne Geophysical Surveys	9-1

10. DRILLING	10-1
10.1 Drill Hole Collar Field Locations and Survey	10-3
10.2 Processes for Determining Uranium Content by Borehole Logging	10-5
10.2.1 Conductivity	10-5
10.2.2 Resistivity	10-6
10.2.3 Self Potential	10-6
10.2.4 SPR (Single Point Resistance)	10-6
10.2.5 Deviation	10-6
10.2.6 Natural Gamma	10-6
10.2.7 CPS to Equivalent U3O8 Grade Conversion	10-8
10.3 Radiometric Logging Quality Assurance and Quality Control Measures	10-8
10.3.1 Radon	10-9
10.4 Core Sampling, Processing, and Assaying	10-10
10.5 Core and Use of Probe Data	10-11

11. SAMPLE PREPARATION, ANALYSES AND SECURITY	11-1
11.1 Sample Preparation and Analytical Procedures	11-1
11.1.1 Sample Receiving	11-1
11.1.2 Sample Preparation	11-1
11.1.3 Analytical Methods	11-1
11.1.3.1 ME-XRF05	11-1
11.1.3.2 ME-XRF10	11-1
11.2 Analytical Quality Control – Reference Materials, Blanks and Duplicates	11-1
11.2.1 Quality Control Limits and Evaluation	11-2
11.2.2 Geochemical Assays	11-2
11.2.3 Client Standards and Re-assays	11-2
11.3 Scintillometer Logging	11-2
11.4 Security and Confidentiality	11-3
11.5 Names of Labs	11-3

12. DATA VERIFICATION	12-1
12.1 Denison QA/QC Program	12-1
12.2 Drill Hole Database Check	12-2
12.3 External Laboratory Check Analysis	12-2
12.4 Sample Blanks and Standards Inserted by Denison	12-3
12.4.1 Field Assay Standards	12-3
12.4.2 Field Assay Duplicates	12-5
12.4.3 Field Assay Blanks	12-6
12.4.4 Laboratory Assay Database Checks	12-7
12.5 Disequilibrium - Radiometric Probing vs. Chemical XRF Analysis	12-7
12.5.1 Validity of Radiometric Estimates of Grade and Grade Thickness	12-8
12.5.2 Summary of Results	12-8

13. MINERAL PROCESSING AND METALLURGICAL TESTING	13-1

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page ii

14. MINERAL RESOURCE ESTIMATES	14-1
14.1 Mineral Resources Reported by Denison	14-1
14.2 Drillhole Database	14-1
14.3 Geological Interpretation and 3D Solids	14-2
14.4 Statistical Analysis	14-7
14.4.1 Compositing	14-7
14.4.2 Cutting High Grade Values	14-8
14.5 Dry Bulk Density	14-9
14.6 Variography	14-10
14.7 Block Model Construction	14-10
14.8 Mineral Resource Classification	14-11
14.9 Block Model Validation	14-11
14.9.1 Volume Comparison	14-11
14.9.2 Visual Comparison	14-12
14.9.3 Statistical Comparison	14-14
14.9.4 Check by Different Estimation Method	14-14
14.10 Mineral Resource Estimate	14-17

15. MINERAL RESERVE ESTIMATES	15-1

16. MINING METHODS	16-1

17. RECOVERY METHODS	17-1

18. PROJECT INFRASTRUCTURE	18-1

19. MARKET STUDIES AND CONTRACTS	19-1

20. ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT	20-1

21. CAPITAL AND OPERATING COSTS	21-1

22. ECONOMIC ANALYSIS	22-1

23. ADJACENT PROPERTIES	23-1

24. OTHER RELEVANT DATA AND INFORMATION	24-1

25. INTERPRETATION AND CONCLUSIONS	25-1

26. RECOMMENDATIONS	26-1

27. REFERENCES	27-1

28. SIGNATURE PAGE	28-1

29. CERTIFICATE OF QUALIFICATIONS	29-1

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page iii

LIST OF TABLES

Table 1.7-1 Dibwe East Mineral Resource Estimate as of February 24, 2012(1) (2)(3)(4)(5)	1-12
Table 7.7-1 Sample list for Mineralogical Study	7-22
Table 7.7-2 Relative Uranium Mineral Abundance	7-23
Table 7.7-3 Uranium Distribution (%)	7-23
Table 7.8-1 Mineralized zones statistics	7-26
Table 1.1-1 Drillholes with the highest GT intercepts	10-1
Table 1.1-2 Drillholes with the highest grade intercepts	10-2
Table 1.1-3 Drilling Statistics	10-2
Table 11.2-1 Quality Control Samples Allocations	11-2
Table 12.5-1 Variations in probe vs. chemical assay	12-9
Table 14.1-1 Mineral Resource Estimate for Dibwe East as of February 24, 2012 (1)(2)(3)(4)(5)	14-1
Table 14.4-1 Statistics of drill hole composites within mineralized wireframes	14-7
Table 14.7-1 Block model parameters	14-10
Table 14.9-1 Volume and Tonnes Comparison for Dibwe East Block model, Wireframe and Resource	14-11
Table 14.9-2 Statistical comparison of block grades with composite grades (ppm eU3O8)	14-14
Table 14.10-1 Mineral Resources for Dibwe East as of February 24, 2012(1)(2)(3)(4)	14-17

LIST OF FIGURES

Figure 4.2-1 Property Location Map	4-2
Figure 4.2-2 Property Map	4-3
Figure 5.3-1 Zambia Electrical Infrastructure Physiography	5-3
Figure 7.1-1 Distribution of Karoo Basins in Southern Africa	7-2
Figure 7.2-1 Southwest-northeast section showing the correlation of Karoo lithostratigraphic units through the Northeast Kalahari, Mid-Zambezi, Cabora-Bassa and the Rukuru Basins (Catuneanu, et al. 2005) (Johnson, et al. 1996) (Bowden and Shaw 2007)	7-4
Figure 7.2-2 Generalized stratigraphy of the Karoo Supergroup in southern Zambia (Nyambe and Utting 1997) Uranium mineralization is restricted to the Escarpment Grit	7-5
Figure 7.4-1 Dibwe-Mutanga Geological Map	7-9
Figure 7.4-2 Local Geology and Geological Setting of the Dibwe Mutanga Corridor Uranium Deposit	7-10
Figure 7.4-3 Braided vs. Meandering Facies of the Escarpment Grit Formation	7-12
Figure 7.5-1 Regional setting of the Dibwe-Mutanga deposits near the NW footwall margin of the Mid-Zambezi Karoo graben	7-14
Figure 7.5-2 View to the N near the Mutanga camp showing the NW-facing cuestas typical of the area	7-15
Figure 7.5-3 Geological map of the Dibwe-Mutanga area	7-16
Figure 7.5-4 Schematic NW-SE cross sections through the Mutanga (A-A’) and Dibwe (B-B’) areas	7-17
Figure 7.7-1 Photograph showing mineralization associated with Mn oxide (black)	7-23
Figure 7.7-2: Photograph showing mudclasts	7-25
Figure 7.7-3 Photograph showing mineralization in a fracture with the presence of Mn oxide	7-25
Figure 7.8-1 Cross section index location map	7-27
Figure 7.8-2 Cross section A-A’	7-28
Figure 7.8-3 Cross section B-B’	7-29

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page iv

Figure 7.8-4 Cross section C-C’	7-30
Figure 7.8-5 Cross section D-D’	7-31
Figure 7.8-1 Comparison between the uranium-bearing Mesozoic sandstone basins of the southwestern USA and southern Africa	8-2
Figure 9.1-1 Map showing surficial uranium distribution and uranium targets, Dibwe-Mutanga area	9-2
Figure 9.1-2 Ternary Radiometric Map, Kariba Prospect	9-3
Figure 9.1-3 Interpretation Map based on Radiometric Data	9-4
Figure 9.1-4 2011 Airborne magnetic lineaments-faulting – NRG 2006 (Petrie,L 2012)	9-5
Figure 9.1-5 2011 Airborne radiometric – NRG 2006 (Petrie,L 2012)	9-6
Figure 10.1-1 Dibwe East drillhole location map	10-4
Figure 10.2-1 Type Log drillholes DMD1107 and DMD77600-03	10-5
Figure 10.3-1 Repeat logging of selected borehole logs	10-9
Figure 10.3-2 Selected borehole logs showing influence of radon	10-10
Figure 12.3-1 ALS Chemex Minerals vs. Setpoint Laboratory U assay values	12-3
Figure 12.4-1 AMIS0098 Field Standard Assay	12-4
Figure 12.4-2 ALS Chemex Standard Assay	12-4
Figure 12.4-3 Field Duplicate Assays	12-5
Figure 12.4-4 ALS Minerals Duplicate Assays	12-6
Figure 12.4-5 Field Assay Blanks	12-7
Figure 12.5-1 Scatter graph of GT’s for radiometric vs. XRF composites	12-8
Figure 12.5-2: Scatter graph of GT’s for radiometric vs. XRF composites after disequilibrium correction	12-10
Figure 14.3-1 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBa horizon 200ppm grade blocks	14-4
Figure 14.3-2 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBb horizon 200ppm grade blocks	14-5
Figure 14.3-3 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBc horizon 200ppm grade blocks	14-6
Figure 14.3-4 Dibwe East Zones 1 and 2 T EGBa (yellow), EGBb (orange) and EGBc (red) wireframes	14-7
Figure 14.4-1 EGBa_C-Poly Cumulative Frequency and Histogram	14-8
Figure 14.4-2 EGBb_B-Poly Cumulative Frequency and Histogram	14-9
Figure 14.4-3 EGBc_A-Poly Cumulative Frequency and Histogram	14-9
Figure 14.9-1 Grade Validation Block Model NW-SE Cross Section centered on DMD77600-03	14-12
Figure 14.9-2 Grade Validation Block Model NW-SE Cross Section centered on DMD77600-03 (enlarged)	14-12
Figure 14.9-3 Grade Validation Block Model NW-SE Cross Section centered on DMD1061	14-13
Figure 14.9-4 Grade Validation Block Model NW-SE Cross Section centered on DMC1143	14-13
Figure 14.9-5 Dibwe East Zones 1 and 2 Total GT contour EGB “A” Polygon	14-16

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page v

UNITS OF MEASURE AND ABBREVIATIONS

A	Annum (year)
%	Percent
°	Degrees
°C	Degrees Celsius
cm	Centimeters
D	Day
EM	Electromagnetic
G	Grams
g/cm3	grams per cubic centimeter
g/m3	grams per cubic meter
g/l	grams per Liter
H	Hour(s)
Ha	Hectares (10,000 square meters)
HP	Horsepower
Hwy	Highway
IRR	Internal rate of return
k	Thousand
kg	Kilograms
km	Kilometers
km/h	Kilometers per hour
km2	Square kilometers
kV	Kilovolts
kW	Kilowatts
l	Liter
Lbs	Pounds
M	Million
Mt	Million tonnes
M	Meters
m3/t/d	Square meters per tonne per day (thickening)
m3	Cubic meters
m3/h	Cubic meters per hour
m%U	meters times per cent uranium
m%U3O8	meters times per cent uranium oxide
m ASL	Meters above sea level (elevation)
mm	Millimeters
MPa	Megapascal
Mt/a	Million dry tonnes per year
MW	Megawatts
N	Newton
NPV	Net present value
Pa	Pascal (Newtons per square meter)
ppm	Parts per million
P80	80% passing (particle size nomenclature)
st	Short tons
SX	Solvent extraction
t	Tonnes (metric)
t/h	Tonnes per hour
t/d	Tonnes per day

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page vi

t/a	Tonnes per year
U	Uranium
%U	Percent uranium (%U x 1.179 = %U3O8)
U3O8	Uranium oxide (yellowcake)
%U3O8	Percent uranium oxide (%U3O8 x 0848 = %U)
e%U3O8	Equivalent Percent uranium oxide (%U3O8 x 0848 = %U)
Cdn$	Canadian Dollars
US$	US dollars
$/t	Canadian dollars per tonne
US$/lb	US dollars per pound
US$/t	US dollars per tonne v/v
%	Percent solids by volume
wt%	Percent solids by weight
>	Greater than
<	Less than

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page vii

1.	SUMMARY

1.1 Introduction and Property Description

This technical report has been prepared for Denison Mines Zambia Limited, a wholly owned subsidiary of Denison Mines Corp. (“Denison”). The purpose of this report is to support a Mineral Resource estimate by Denison and audited by Roscoe Postle Associates Inc. (RPA).

The Dibwe East is part of Denison Mines Zambia Limited mining licenses (13880-HQ-LML and 13881-HQ-LML) encompassing 457.3 square kilometers. The mining licenses are held by Denison Mines Zambia Limited, a wholly owned subsidiary of Denison and have a term of 25 years to April 2035. The mining licenses are located in Siavonga district in southern Zambia, approximately 180 km south of the nation’s capital Lusaka and 36k m from Siavonga town.

This report has been prepared to conform to NI 43-101 Standards of Disclosure for Mineral Project.

1.2 Interpretation and Conclusions

A Colorado Plateau-type sedimentary uranium deposit has been discovered within the Dibwe East area and is being explored by Denison. Since only part of the general area has been explored with wide spaced drilling, there is significant geological potential for additional resources in the area.

These results also suggest that diagenetic fluids have moved through the sedimentary rocks and were part of the process of emplacement of uranium mineralization in the area.

Based on recent drilling results and our review of technical reports on past exploration, the following conclusions are offered:

•

The Dibwe East uranium mineralization is located in-between Denison’s Dibwe and Mutanga prospects and is hosted by a number of relatively flat lying to gently southeast dipping units of Karoo sandstone interbedded with siltstone and shale.

•

Exploration data suggest that the uranium mineralization is hosted within paleochannels in meandering stream depositional systems, with fine- to coarse-grained sands and silts containing some organic and pyrite material acting as a reductant for the precipitation of uranium.

•

The Dibwe East deposit consists of three stacked mineralized horizons extending from surface to depths of 130m. The A Horizon extends from surface to a depth of 45 m; B Horizon extends from 45 m to 80 m; and C Horizon extends from 80 m to 110 m.

•	The Dibwe East deposit extends for a distance of approximately 4 km in the northeast-southwest direction and approximately 500 m in the northwest-southeast direction.

•

Coffinite is dominant at depth in the C Horizon while phurcalite (similar to autunite) is dominant in the A Horizon and B Horizon. The C Horizon is interpreted as primary mineralization from which the A and B Horizons are derived as secondary mineralization.

•

The methodologies of lithologic and radiometric logging procedures, and sampling and assaying during the 2008 to 2011 drilling are in keeping with industry standards and acceptable for mineral resource estimation.

•

At a cut-off grade of 100 ppm (0.01%) e%U3O8 , as of February 24, 2012, the Inferred Mineral Resources of the Dibwe East deposit total 39.8 million tonnes at an average grade of 322 ppm (0.032%) e%U3O8, containing 28.2 million lbs. of U3O8 .

•

In the opinion of the authors, more work is warranted to better understand the geology, structure and geometry of the mineralized horizons, to increase the resource classification to indicated, and to assess the preliminary economics of the Dibwe East deposit.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 1-8

1.3 Recommendations

The following recommendations are designed to better understand the geology, structure and geometry of the mineralized horizons, to increase the resource classification to indicated, and to assess the preliminary economics of the Dibwe East deposit.

•

Complete infill RC and diamond drilling to enhance the understanding of the geological and structural controls on U3O8 mineralization and bring drill hole spacing to 100 m by 100 m or closer for all three horizons.

•

Choose a representative 200 m by 200 m area to drill at 40 m or 50 m spacing in order to increase the confidence in the grade continuity and to develop reliable variograms, similar to the work done at the Mutanga deposit (Titley, 2009).

•	Collect in-situ dry bulk density data for both the mineralization and surrounding waste material for Dibwe East, so as to improve the tonnage estimate.

•	Carry out additional chemical assaying using full core analysis to better quantify the disequilibrium factor over a range of grades ranges and representative parts of the deposit.

•	Add a magnetic susceptibility/spectral gamma probe to the logging procedures in open holes to help quantify the relationship observed the inductive logs.

•	Obtain several Standard Reference Materials (SRM) at different grade levels to be inserted into the sample stream by Denison personnel during future drilling programs.

•

Carry out a preliminary economic assessment of the Dibwe East deposit which may be in conjunction with potential development of other uranium deposits on the Mutanga property. after completion of the scheduled 2012 Phase 3 drilling program

During 2012 Denison Mines Zambia Limited is planning on conducting the following work (Phase 3 program):

1.	Preliminary metallurgical test work on Dibwe East Zone 1 (estimated cost $33,000)

2.	Mine sensitivity study on Dibwe East (estimated cost $15,000)

3.	Relocation planning and hydrology studies (estimated cost $370,00)

In addition to the above work it is recommended that the following work (Phase 4) also be planned:

1.	An in-fill drilling program consisting 105 to 110 drill holes (approximately 10,000 m to12,500 m) to bring the drill spacing to 100 m by 100 m (estimated cost $1,500,000 to $2,050,000).

2.	Assess grade continuity by drilling a 200 m x 200 m area along the southeast flank of the deposit on 50 m spacing (estimated cost ($500,000)

3.	Preliminary economic assessment (estimated cost $200,000)

1.4 History

Uranium was first identified in the area in 1957 after a ground survey located five anomalous areas in the vicinity of Bungua Hill, west of Siavonga. Further exploration in 1958 and 1959 then found low-grade uranium mineralization that could be followed for over 800 m of strike extent. Confirmation of this uranium mineralization was further defined in two campaigns after regional airborne magnetic and radiometric surveys had been flown over the area in 1974. The Geological Survey of Zambia (GSZ) conducted a ground investigation (1973 to 1977) and a second campaign was conducted by the Italian oil company AGIP S.p.A. (AGIP) from 1974 to 1984.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 1-9

In 2004, a prospecting license over AGIP’s main historic uranium prospects was granted to Okorusu Fluorspar Pty Ltd. The license was transferred in 2005 to OmegaCorp which drilled eleven holes (649 m) at the Mutanga prospect in 2006 to confirm the uranium deposit identified by AGIP.

Denison acquired OmegaCorp in 2007 and carried out a further 45,598 m of definition drilling at the Mutanga and Dibwe deposits and 27,341m of exploration drilling on twelve previously untested prospects in 2007-2008. Two of the most promising of these new prospects were Zones 1 and 2 within the Dibwe East area.

1.5 Geology and Mineralization

The Dibwe East and other Mutanga Project uranium deposits are located within the Zambezi Rift Valley which is hilly with large fault bounded valleys filled with Permian, Triassic and possibly Cretaceous sediments of the Karoo Supergroup. The Mid-Zambezi Valley is characterized by a series of northeast trending, fault-bounded cuestas or fault blocks, uplifted to the northwest and dipping to the southeast. Rocks of the late Carboniferous to Jurassic Karoo Supergroup occupy the rift trough of the Zambezi Valley. The Lower Karoo Group comprises a basal conglomerate, tillite and sandstone overlain unconformably by conglomerate, coal, sandstone and carbonaceous siltstones and mudstones (the Gwembe Formation), and fine-grained lacustrine sediments of the Madumabisa Formation. The Upper Karoo sediments unconformably overlay the Lower Karoo and comprise a series of arenaceous continental sediments (Escarpment Grit Formation) overlain by mudstones capped by basalt.

Dibwe East is hosted by the Escarpment Grit Formation (EGF). The surface geology is characterised by a few scattered sandstone outcrops. Two major units can be distinguished, the Braided Facies member of the lower EGF and the Meandering Facies member of the upper EGF.

The Dibwe East deposit is a significant discovery of continuous uranium mineralization associated with known ore-bearing geologic sediments in the region. The uranium mineralization identified to date appears to be restricted to the Escarpment Grit Formation of the Karoo Supergroup. Within the Mutanga Project area, the Karoo sediments are in a northeast trending rift valley. They have a shallow dip and are displaced by a series of normal faults, which, in general, trend parallel to the axis of the valley. The Madumabisa Mudstones form an impermeable unit and are thought to have prevented uranium mineralization from moving further down through stratigraphy. Mineralization is associated with iron-rich areas (goethite) as well as secondary uranium distributed within mud flakes and mud balls as well in pore spaces, joints, and other fractures.

It is probable that the uranium was eroded from the surrounding gneissic and plutonic basement rocks during weathering and deposition of the immature grits and sandstones. The uranium was transported together with this material in a presumably arid environment. Uranium was precipitated during reducing conditions in certain favorable units. Later fluctuations in the groundwater table caused remobilization of this material; uranium was again dissolved and then re-deposited in reducing clay-rich areas with a certain degree of enrichment.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 1-10

1.6 Drilling, Sampling, Analysis and Testing

1.6.1 Drilling

Reverse circulation (RC) and Diamond (DD) drilling on the Dibwe East are the principal methods of exploration and mineralization delineation after initial geophysical surveys. Drilling from 2008 to 2011 discovered and outlined secondary mineralization near surface and primary mineralization at depth. Drilling is generally conducted during the dry season but can be conducted year round. To date a total of 237 holes totaling 21,729 meters have been drilled within the Dibwe East target area on approximately 100 m by 200 m spacing. Drill hole collar locations are surveyed by differential GPS and downhole deviation with a Reflex instrument.

Drillhole information is collected through the use of downhole geophysical probes which measure the electrical properties of the rock from which lithologic information can be derived and natural gamma radiation, from which an indirect estimate of uranium content can be made. The downhole geophysical probes measure conductivity, resistivity, self-potential, single point resistance and natural gamma radiation. Gamma log data are converted to equivalent uranium grade (eU3O 8) and entered into the drillhole database.

1.6.2 Core Sampling, Processing and Assaying

The core handling procedures and sampling procedures undertaken by Denison are industry standard. Drill holes are logged at the Mutanga camp core logging facilities with all core logging and sampling being conducted by Denison personnel. Before samples are taken for assay, the core is photographed, descriptively logged, measured for structures, and marked for sampling. Samples of drill core or reverse circulation drill chips are chosen by geologists in the field based on lithology, mineralization and scintillometer readings during core logging.

Core and RC chip samples are shipped to ALS Chemex in Johannesburg where they are recorded, weighed, dried and crushed to -2 mm prior to pulverization of a 250 g split. Analyses are carried out by XRF methods. Quality Control is insertion of blanks, standards and field duplicates in the sample stream. Standards are inserted by ALS Chemex personnel and it is recommended that Denison personnel insert standards in future drill programs. Duplicate pulp samples are analyzed at a secondary laboratory.

1.6.3 Data Verification: Processes for Determining Uranium Content by Gamma Logging

The drill hole chemical assay data were compared with assay data received directly from ALS Chemex. Some of the RC holes were reclogged by geophysical probe to confirm the original readings. The drillhole survey locations were visually checked. Core logging information was verified against core photographs. Other information in the database was verified.

Check assays at the secondary laboratory were plotted against the primary assay results, and appear to be approximately 15% higher than the original laboratory assays. Analyses of reference standards compared well with standard values. Field duplicates gave some scatter but correlated reasonably well with original sample assays. Other than a few outliers, field blanks showed very little variation and assay values were typically less than 4ppm.

Comparison of the eU3O8 grades with chemical assays from core holes determined a disequilibrium factor of -33% which was applied to all radiometric assay values in the database.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 1-11

1.6.4 Security of Samples

RC and diamond drilling samples were shipped to ALS Chemex in Johannesburg for preparation and chemical assaying. ALS Chemex takes appropriate steps to protect the integrity of sample processing at all stages from sample storage and handling to transmission of results. All electronic information is password protected and backed up on a daily basis. Electronic results are transmitted with additional security features. Access to ALS Chemex laboratory premises is restricted by an electronic security system. The facilities at the main lab are regularly patrolled by security guards 24 hours a day.

1.7 Mineral Resource Estimate

Mineralized zones at Dibwe East were interpreted and correlated using the geophysical logs into A, B and C Horizons which extended to a depth of approximately 110 m below surface. Grade contours at 200 ppm eU3O8 for each horizon were used in combination with top and bottom surfaces to construct mineralization wireframes. Statistical analysis indicated that erratic high grade values should be top-cut to 3,000 ppm eU3O8 . Top-cut assays were composited into 1 m lengths within the mineralized wireframes and used to interpolate grades into 20 m by 20 m by 2 m blocks using an inverse distance squared algorithm. Two passes were used with different search radii. A bulk density of 2.1 t/m3 was used as per previous resource estimates for the Mutanga Project. Dry bulk density determinations are recommended for Dibwe East.

The block model was validated by means of:

•	Comparison of domain wireframe volumes with block volumes.

•	Visual comparison of composite grades with block grades.

•	Comparison of block grades with composite grades used to interpolate grades.

•	Comparison with estimation by the contour method.

Inferred Mineral Resources for the Dibwe East deposit total 39.8 Mt at an average grade of 322 eU3O8 (0.032% eU3O8 ) containing 28.2 Mlbs eU3O8 at a cut-off grade of 100 ppm (0.01%) eU3O8 as of February 24, 2012. The mineral resource is reported within a preliminary Whittle pit shell. The mineral resources are all classified as inferred because of the relatively wide drill hole spacing (approximately 100 m by 200 m) and uncertainties in the eU3O 8 grade values, in particularly disequilibrium factor.

Table 1.7-1 Dibwe East Mineral Resource Estimate as of February 24, 2012(1) (2)(3)(4)(5)

DIBWE EAST
Deposit	eU3O8 (ppm)	Tonnes (,000)	Pounds U3O8 (,000)
Dibwe East	322	39,800	28,246

Notes

(1)	The Dibwe East mineral resource estimates have been prepared in accordance with the requirements of NI 43-101 and the classification complies with CIM definition standards.
(2)	Mineral resources are based on assumed process recovery of 90% and long term price of US$70/lb U3O8.
(3)	Radiometric grades have been corrected for disequilibrium based on comparison with core hole assays.
(4)	The Dibwe East mineral resource estimate is reported at a cut-off grade of 100 ppm U3O8 .
(5)	Figures may not add due to rounding.

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Resources are classified as Inferred Mineral Resources due to:

•

The current drill spacing is not adequate to establish grade continuity along strike, and deposit specific variography has not been undertaken. In order to increase the confidence in the resource estimate, valid directions and ranges of grade continuity need to be established as required for an Indicated Mineral Resource.

•	Additional assay QA/QC data is required in order to fully validate the use of gamma probe data in resource estimation and quantify disequilibrium ratios.

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2.	INTRODUCTION AND TERMS OF REFERENCE

This technical report has been prepared for Denison Mines Zambia Limited, a wholly owned subsidiary of Denison Mines Corp. (“Denison”), by, or under the supervision of, internal and external qualified persons in support of disclosure of new scientific and technical information, that is material to the Dibwe East Deposit (Zones 1 and 2). The purpose of this report is to support a Mineral Resource estimate prepared by Denison and audited by Roscoe Postle Associates Inc. (RPA). This report has been prepared to conform to NI 43-101 Standards of Disclosure for Mineral Project by, or under the supervision of, the following qualified persons:

•	Mark B. Mathisen, PG, Senior Project Geologist, Denver

•	William E. Roscoe, Ph.D., P.Eng., Principal Geologist, RPA, Toronto

Denison is a Toronto-based mining company focused on uranium exploration and production in Canada, USA, Mongolia, and Zambia. Denison is listed on the TSX Exchange and on the NYSE Amex exchange.

2.1 Sources of Information

All geological and sampling data were provided by Denison Mines Zambia Limited in 2011. Drilling and geological data generated during the period May 2009 to December 2011 were obtained during two site visits to the project area by Denison personnel. All field activities are managed by Denison Mines Zambia Limited.

The information, conclusions, opinions, and estimates contained herein are based upon:

•	Internal data, reports and information prepared for Denison Mines Zambia Limited.

•	Assumptions, conditions, and qualifications as set forth in this report; and

•	Data, reports, and other information supplied by other third party sources.

The resource modeling was completed by or under the supervision of Mr. Mark Mathisen of Denison Mines Corp. (USA). Specific activities completed were:

•	Site visit and validation of data available for the resource estimates.

•	Determination of correlation between assays and radiometric logs used for U3O8 grade estimation.

•	Compilation of new Dibwe East resource models.

•	Independent geological interpretation of mineralized zones.

•	Independent audit of drillhole database and assay certificates.

•	Mineral resource estimation and classification.

•	Independent verification of mineral resource estimate.

•	Development of infill diamond and reverse circulation drill plans.

The following individuals have contributed to the geological, geophysical, environmental, and resource estimation stated in this technical report:

•	Andrew Goode – Project Director, Africa, Denison

•	Lawson Forand, P.Geo. – Exploration Manager, Denison

•	Desiderious Chapewa – Database Geologist, Denison

•	Victor Lusambo – Senior Project Geologist, Denison

•	Serdar Donmez, P.Geo, E.I.T – Senior Project Geologist, Denison

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•	Larry Petrie, MSc,P.Geo – Senior Geophysicist, Denison

•	Gary Yeo, Ph. D., P.Geo – Senior Geologist, Denison

•	Ken Sweet, MSc – Principal and Senior Geophysicist, Kenco Minerals Inc.

•	Tom McEwan – Principal and Mining Engineer, Anchor Cove Technologies

•	Hugo Miranda, P.G., Principal Mining Engineer, RPA, Denver

•	Bart Jordan, E.I.T, Geologist, RPA, Denver

•	Katya Masun, M.Sc., MSA, P.Geo., Senior Geologist, RPA, Toronto

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3.	RELIANCE ON OTHER EXPERTS

For the purpose of this report, the authors have relied on ownership information provided by Denison Mines Zambia Limited. The authors have not researched property title or mineral rights for the Mutanga Project and express no opinion as to the ownership status of the property.

Except for the purposes legislated under provincial securities laws, any uses of this report by any third party are at that party’s sole risk.

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4.	PROPERTY DESCRIPTION AND LOCATION

4.1 Property Location

The Dibwe East Project is located in a sparsely populated region in the Siavonga District of the Southern Province, Republic of Zambia, approximately 200 km south of the Zambian capital city of Lusaka and 20 km to 50 km east of Siavonga, the major district town, which lies at the eastern end of Lake Kariba.

4.2 Land Tenure

Denison acquired 100% of the Mutanga Project (the Project) in 2007 through the acquisition of OmegaCorp Limited (OmegaCorp). Mutanga contains the Mutanga and Dibwe deposits plus a number of exploration areas. The Mutanga Project is comprised of two mining licenses (13880-HQ-LML and 13881-HQ-LML) encompassing 457.3 square kilometers (Figures 4.2-1 and 4.2-2). The mining licenses are held by Denison Mines Zambia Limited, a wholly owned subsidiary of Denison and have a term of 25 years to April 2035.

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Figure 4.2-1 Property Location Map

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Figure 4.2-2 Property Map

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5.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 Accessibility

The Mutanga Project area is situated in the Southern Province of Zambia about 200 km south of Lusaka immediately north of Lake Kariba with the Mutanga Prospect located 31 kilometers northwest of Siavonga. The region lies approximately between 500m to 960m above sea level with Lake Kariba situated at 485m above mean sea level.

The main road from Lusaka to Siavonga (the nearest town to the project site) is in fairly good condition. The mine site itself is located east of the main road and is accessed via 39 kilometers of poorly maintained gravel road, for which a four-wheel drive vehicle is required. The Zyiba Meenda road will be developed for the project. This road heads east from the Dibwe East site and meets the sealed Siavonga road approximately 1km south of the Lusitu River and village. This track, the Zyiba Meenda village (and other areas on the lease) were battle zones between Rhodesian regular military forces and Zimbabwe People’s Revolutionary Army (ZIPRA) freedom fighters during the period 1975 to 1979.

Dibwe East Prospect is located in-between Dibwe and Mutanga prospects. It comprised of a series of radiometric anomalies which have been divided into two zones; Dibwe East Zone 1 and Dibwe East Zone 2. Dibwe East Zone 1 covers the northeastern part of the prospect while the Dibwe East Zone 2 covers the southwestern part of the prospect. It is bounded by the following coordinates which are in WGS84 UTM zone 35S:

A. 656960, 8191260

B. 662280, 8195260

C. 664860, 8192000

D. 657080, 8185930

E. 655350, 8188100

F. 657850, 8191020

5.2 Climate

The climate of the Mutanga Project is described as tropical wet and dry with distinct wet and dry seasons. The wet-hot season is from November to March, with the highest rainfall occurring in February. The mean annual rainfall is recorded as 720mm. The dry-cool season is from April until October. There is a large variation in the temporal and regional distribution of rainfall.

During the dry-cool season maximum temperatures range from 23°C to 40°C and minimum temperatures range from 6°C to 28°C. During the wet season the maximum temperatures range from 22°C to 46°C and the minimum temperatures range from 20°C to 38°C. The highest maximum temperature that has been recorded at the site was 46°C and the lowest minimum temperature that has been recorded is 6°C.

Data collected on the wind speed indicates that winds are highest in the buildup to the wet-hot season where mean wind speed ranges from approximately five knots up to a maximum of seven knots. There are also marked periods of very calm days during the cold dry months (April to August).

The maximum wind gusts in the wet season are from storm squalls and range from 30 knots to approximately 55 knots

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5.3 Local Resources and Infrastructure

The population is sparse and limited to small family settlements. No service facilities or accommodations are available in the area. The Kariba area is populated by the so-called “Valley Tongas” of Zambia and their main language is ChiTonga, ‘the language of the Tonga’. It is spoken by approximately 1.38 million people in Zambia and is part of the Bantu family of languages.

Approximately 600 families will have to be relocated to prior to the potential commencement of mining activities in the area. The main road from Lusaka to Siavonga is mostly in good condition. The Project site is located west of the main road and is currently accessed via a 48 km gravel track, for which a four-wheel drive vehicle is required.

Utilink, a Zambian electrical power consulting firm, has been engaged to review a suitable power supply to the Project. The most probable source of power will be from the 88 kV substation at Chirundu, some 60 km from Dibwe East. This substation is supplied via the 330 kV high voltage transmission lines from the Kariba North Bank Hydroelectricity Scheme (Figure 5.3-1).

Knight Piesold, a hydrogeological consulting firm from South Africa, completed test work in November 2008 to identify sources of water for the Project in groundwater adjacent to the potential future operations.

The Project area lies within the Zambezi Rift System in the southern extremities of Zambia. The Zambezi River flows to the east of the area and follows the border between Zambia, Zimbabwe and Mozambique. The topography is defined by the geology and consists of low escarpment type hills with steep and or craggy scarp slopes and gently sloping dip slopes. In general, surface runoff flows off the ridges in a parallel pattern sometimes being fault controlled but mostly contour controlled.

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Figure 5.3-1 Zambia Electrical Infrastructure Physiography

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6.	HISTORY

Uranium was first identified in the area in 1957 after a ground survey located five anomalous areas in the vicinity of Bungua Hill, west of Siavonga. Further exploration in 1958 and 1959 then found low-grade uranium mineralization that could be followed for over 800 m of strike extent. Confirmation of this uranium mineralization was further defined in two campaigns after regional airborne magnetic and radiometric surveys had been flown over the area in 1974. The Geological Survey of Zambia (GSZ) conducted a ground investigation (1973 to 1977) and a second campaign was conducted by the Italian oil company AGIP S.p.A. (AGIP) from 1974 to 1984, which included investigation of the Mutanga and Dibwe deposits.

In 2004, a prospecting license over AGIP’s main historic uranium prospects was granted to Okorusu Fluorspar Pty Ltd. The license was transferred in 2005 to OmegaCorp which drilled eleven holes (649 m) at the Mutanga prospect in 2006 to confirm the uranium deposit identified by AGIP.

Denison acquired OmegaCorp in 2007 and carried out a further 45,598 m of definition drilling at the Mutanga and Dibwe deposits and 27,341m of exploration drilling on twelve previously untested prospects in 2007-2008. Two of the most promising of these new prospects were Zones 1 and 2 within the Dibwe East area.

Two additional potentially economic uranium deposits have been previously identified in the Mutanga Project area, the Mutanga deposit, hosted in lower Escarpment Grit sandstones and the Dibwe deposit, hosted in upper Escarpment Grit sandstones (Titley, M. 2009). Total estimated measured and indicated resources of these two deposits are 7.81 Mlbs U3O8 plus 12.3 Mlbs U3O8 of inferred resources, at a cut-off grade of 100 ppm U3O8. Three other small uranium deposits have been outlined in the Mutanga Project (CSA Global 2006), the Mutanga Extension, Mutanga East and Mutanga West deposits, and contain total inferred mineral resources of 0.9 Mlbs U3O8 at a cut-off grade of 200 ppm U3O8. These estimates are current but are not discussed in the present technical report which covers only the Dibwe East project.

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7.	GEOLOGICAL SETTING AND MINERALIZATION

7.1 Regional Geology

The Karoo Supergroup is a thick succession of late Carboniferous to late Triassic terrestrial strata deposited across much of what is now southern Africa (Figure 7.1-1). To the south, compression and accretion along the southern margin of Gondwana resulted in formation of the Cape Fold Belt and an extensive foreland basin filled with Karoo strata, whereas to the north, crustal extension due to thermal doming following the assembly of the Pangean supercontinent around 320 Ma resulted in formation of a northeasterly trending series of rift basins (Yeo, G. 2010). The rifting is believed to have been associated with the breakup of Gondwanaland during the Permian Period, followed by opening of the proto-Indian Ocean in the Jurassic; with a final episode related to the development of the East African Rift system in late Cretaceous and early Tertiary times.

Southwesterly propagation of the East African Rift System across the continent in Cenozoic time led to reactivation of the Karoo rift basins as well as formation of new fault depressions, such as the Okavango Rift (Laletsang et al., 2007; Kinabo et al., 2007), the southeastern extension of the mid-Zambezi and Luangwa rift systems. Many of the Karoo rift basins contain sandstone-hosted uranium deposits, including Letlhakane in the Kalahari Basin of Botswana, Mutanga and Chirundu in the mid- Zambezi Rift of Zambia; Kanyemba in the Cabora Bassa Basin of Zimbabwe, Kayelekera in the Rukuru Basin of Malawi and Nyota in the Selous Basin of Tanzania.

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Figure 7.1-1 Distribution of Karoo Basins in Southern Africa

Showing locations of Karoo rift basin sandstone-hosted uranium deposits: 1) Letlhakane, 2) Mutanga, 3) Kanyemba and 4) Kayelekera

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7.2 Stratigraphy

The Karoo Supergroup comprises at least six regional depositional sequences (Catuneanu et al, 2005), which reflect broadly synchronous episodes of basin subsidence and climate change, but vary considerably in detail from one sub-basin to another (Figure 7.2-1). Karoo strata typically overlie Precambrian crystalline basement rocks.

1.	Sequence 1: Comprises glacial deposits (e.g., Dwyka tillite and equivalents) capped by post-glacial lacustrine mudstones laid down in a temperate climate.

2.	Sequence 2: Comprises coal deposits and associated clastic strata accumulated in a warm humid climate (e.g. Gwembe Coal Formation in Zambia).

3.	Sequence 3: Comprises fluvial sandstones deposited in semi-humid to arid conditions, overlain by lacustrine or marine mudstones and limestones (e.g. Lower Madumabisa Formation).

4.	Sequence 4: Comprises lacustrine and fluvial deposits deposited under warm humid to semi-arid conditions (e.g. Upper Madumabisa Formation).

5.	Sequence 5: Comprises fluvial sandstones deposited under warm, hyper-humid conditions capped by lacustrine or more fine-grained fluvial strata deposited under hot, semi-humid conditions (e.g. Escarpment Grit and Interbedded Sandstone and Mudstone formations). A regional unconformity (shown as a heavy dashed line in Figure 7.2-1) marks the Permian- Triassic extinction event at the boundary between sequences 4 and 5.

6.	Sequence 6: Comprises more fine-grained fluvial sandstones capped by Jurassic basalts (e.g. Forest Sandstone and Batoka Basalt). Each sequence is punctuated by an episode of crustal extension and subsidence.

Nyambe and Utting (Nyambe and Utting 1997) described three formations in the Lower Karoo Supergroup in the mid-Zambezi Valley of southern Zambia and four in the Upper Karoo Supergroup (Figure 7.2-2). The Late Carboniferous – Permian Lower Karoo Supergroup consists of the basal Siankondobo Sandstone Formation, overlain by the Gwembe Coal Formation, in turn overlain by the Madumabisa Mudstone Formation. The Triassic—Early Jurassic Upper Karoo Supergroup is sub-divided into the Escarpment Grit, overlain by the Interbedded Sandstone and Mudstone, the Red Sandstone and the Batoka Basalt Formation. Of these, only the upper Madumabisa, Escarpment Grit and Interbedded Sandstone and Mudstone formations are found in the Dibwe East area.

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Figure 7.2-1 Southwest-northeast section showing the correlation of Karoo lithostratigraphic units through the Northeast Kalahari, Mid-Zambezi, Cabora-Bassa and the Rukuru Basins (Catuneanu, et al. 2005) (Johnson, et al. 1996) (Bowden and Shaw 2007)

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Super Group
Group
Formation
m
grain size
mud
sandstone
cgl.
Karoo
Upper Karoo
Lower Karoo
Batoka Basalt
400
Red Sandstone
500
Interbedded Sandstone and Mudstone
2000
Escarpment
280
Grit
220
Madumabisa Mudstone
700
Gwembe Coal
280
Siankontobo
90
Pre-Karoo strata
Precambrian

Denison Mines Zambia Ltd

DENISON MINES

Dibwe East

Generalized stratigraphy of the Karoo Supergroup

| Author: M.Mathisen | Date: February 2012 | Drafted By: B.Munkhbaatar |
|---|---|---|

Figure 7.2-2 Generalized stratigraphy of the Karoo Supergroup in southern Zambia (Nyambe and Utting 1997) Uranium mineralization is restricted to the Escarpment Grit.

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7.2.1 Madumabisa Mudstone

The Madumabisa Mudstone Formation in the mid-Zambezi Valley comprises up to 640 m of non-carbonaceous, alternating massive, poorly stratified, homogenous mudstone and laminated silty mudstone and siltstone, with minor interbedded calcilutite, sandstone and irregular concretionary calcareous beds (Nyambe and Utting 1997). The massive mudstone beds have a hackly conchoidal fracture and are predominantly grey to green, silty mudstone with minor, but common, concretionary cacilutite beds up to 1.2 m thick. The laminated mudstone/siltstone units comprise green to grey (greyish-white to khaki weathering) parallel laminated to small-scale cross-laminated mudstone and medium bedded siltstone/mudstone with minor calcilutite and sandstone interbeds. Pinkish grey to dark grey colors are common in the medium bedded (coarser) and thinly laminated (finer) units. Ellipsoidal concretionary calcilutite beds have variable lateral persistence and contain up to 30% ostracods, bivalves and fish scales. Thin, dark, bituminous calcilutites and mudstone conglomerate are locally present. Bioturbation is common. The only complete section through the Madumabisa Formation on the Mutanga property is on the southeast side of Bungua Mountain (Prasad, Money and Thieme 1977), where 250m thick sequence unconformably overlies basement rocks.

7.2.2 Escarpment Grit Formation

The Escarpment Grit Formation and its correlatives in the northern Karoo rift basins lie immediately above the Permian-Triassic boundary and are characterized by extensive braided river deposits. Such deposits are typical of Precambrian fluvial basins, but uncommon in the Phanerozoic (Ward, Montgomery and Smith 2000) suggesting that these widespread braided river deposits resulted from the die-off of plants during the Permian-Triassic extinction event.

The Escarpment Grit Formation consists of course- to very coarse-grained sandstone, locally conglomeratic, that fine upwards into more fine grained sandstones and intercalated mudstones. Silicified wood is abundant locally. AGIP geologists distinguished two informal members in the Escarpment Grit; a lower “Braided Facies” member characterized by relatively poorly sorted sandstones and pebbly sandstones with mudclasts and thin discontinuous mudstones, and an overlying “Meandering Facies” member characterized by well-sorted upward-fining sandstones (i.e., point bar deposits) with mudclasts and pebble-lag layers, interbedded with laterally extensive mudstones.

In areas of poor exposure, the “Braided Facies” can be distinguished from the Meandering Facies by the presence of abundant quartz pebbles at the surface. The thickness of these members is variable, and they appear to thin towards the rift axis. Paleocurrents in the “Braided Facies” are predominantly southwesterly, subparallel to the axis of the mid-Zambezi Rift, whereas paleocurrents in the “Meandering Facies” are highly variable.

A petrographic study of the Escarpment Grit (Prasad and Lehtonen, 1977) in the Bungua Hill area south of Mutanga reported that the sandstones are texturally immature and range from arkosic to sub-arkosic and sublithic arenites and wackes. A renites predominate. Feldspar content averages 22% (4 to 39%) and is mainly microcline, with minor oligoclase and albite. Both fresh and kaolinized feldspars may be present in the same sample, suggesting a mixture of fresh and weathered source material, rather than diagenetic alteration. Rock fragments average 2.9% (0 to 12.2%), including quartzite, sericitic quartzite, siltstone, chert and jasper range up to 12% of the sandstones.

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Muscovite is common and fresh looking, whereas biotite is less abundant and typically kaolinized and altered to iron oxides. Other accessory minerals comprise less than 0.5% of the sandstones. They include zircon, tourmaline, epidote, rutile, apatite, sphene, garnet and possible augite. Matrix (grains less than fine sand size) averages 9.1% (0 to 23.4%) and includes mica, feldspar, quartz and chlorite, recrystallized from clay. Cements include iron oxide, silica and carbonate. The sandstones range from moderately well to poorly sorted with an average porosity of 6.7%. They are interpreted to be derived from nearby gneisses and granitic rocks of the Katanga Supergroup and Basement Complex.

Stratiform uranium mineralization in the Escarpment Grit is known in the lower part of the “Meandering Facies” at Njame, and in the upper part at Dibwe. Association with boundaries between sandstone-dominated stratigraphic units suggests that permeability contrast is a factor controlling uranium mineralization. Widespread soft-sediment folds suggest syn-depositional seismic activity and fault re-activation and hence, that seismic pumping of diagenetic fluids may have been a factor in mineralization.

7.2.3 Interbedded Sandstone and Mudstone Formation

The Interbedded Sandstone and Mudstone Formation in the mid-Zambezi Valley consists of typically upward-fining very coarse- to very fine-grained sandstone grading into mudstone (Nyambe and Utting 1997). Mudclasts are a dominant feature in these sandstones. The sandstone to mudrock units are interpreted as mainly channel-fill deposits to overbank fines deposited during floods in braided streams transitional to meandering stream systems. The contact between this formation and the Escarpment Grit Formation is gradational and is placed at the base of a sandstone unit underlying the mudstone interbeds. There is approximately 10m of greyish green muddy siltstone and silty mudstone overlain by 10 m of fining upwards sandstones. The mudstone/siltstone beds range from 8-12 cm thick and become thicker towards the top of the sequence. The thin beds are predominantly horizontally laminated with small-scale ripple lamination better developed in the thick beds towards the top of the unit. Kaolinite is abundant, but illite and mixed layer clays are present in minor amounts. Calcite is present in the lower part of the formation.

Prasad and Lehtonen (1977) interpreted the sandstones of the Interbedded Sandstone and Mudstone Formation in the Mutanga area to be less arkosic than those of the Escarpment Grit, but the average feldspar content of 25.6% (0.3% to 37.9%) they report is actually higher. Considering the wide range of values, the difference is probably not statistically significant (Yeo, G. 2011). Rock fragments average 4% (0% to 11.1%), which is also higher than in the Escarpment Grit. The major compositional difference between the sandstones of the Escarpment Grit and overlying Interbedded Sandstone and Mudstone formations appears to be in matrix content, which is twice as high in the latter at 19% (6.7% to 38.8%).

The Interbedded Sandstone and Mudstone Formation, which overlies the Escarpment Grit, contain a Scythian – Anisian assemblage (Nyambe and Utting, 1997); hence the Escarpment Grit was deposited early in the Scythian epoch (very early Triassic). In the Mutanga area, the contact between the Escarpment Grit and the Madumabisa Mudstone is a paraconformity (Prasad and Lehtonen 1977). Towards the mid-Zambezi rift margin, the Escarpment Grit oversteps the Lower Karoo to directly overlie basement gneisses, pegmatites and amphibolites. The known uranium deposits in the mid-Zambezi Basin of southern Zambia are all restricted to the Escarpment Grit.

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7.3 Depositional Setting

The fine-grained texture and characteristic fossils of the Madumabisa Mudstone Formation indicates that it is a lacustrine succession (Nyambe and Utting 1997). The laminated mudstones are probably marginal lacustrine deposits, whereas the massive units are distal.

The Escarpment Grit sandstones are interpreted to be fluvial deposits, but they record a major change in fluvial style. Maps produced in the 1970s by geologists working for the Italian exploration company, AGIP, show southwesterly directed paleocurrents in the “Braided Facies” throughout most of the Mutanga region. The relatively small variance in paleocurrent direction, prevalence of trough cross-bedded sandstones, pebbly sandstones and conglomerates and lack of laterally extensive beds all support interpretation of the “Braided Facies” sandstones as braided stream deposits (Yeo, G.;Kerr, W.;Staley, R. 2010)

In the overlying “Meandering Facies” member, thick, upward-fining sandstone beds with cross-bedding and ripple lamination; locally capped by mudstones which can be traced laterally for hundreds of meters, are likely point-bar and flood plain deposits. Measurements of trough and tabular-planar cross-bed foreset azimuths in the Dibwe area indicate northerly transport but show a wide scatter. The sediment transport direction is very different from the dominantly southwesterly transport observed in the “Braided Facies” member. It may reflect local, syndepositional fault subsidence in the mid-Zambezi Rift (Yeo, G.;Kerr, W.;Staley, R. 2010). The observed sedimentary structures and the wide variance of the paleocurrent data are characteristic of meandering river deposits. The change from braided to meandering rivers likely reflects the re-establishment of river bank stabilizing vegetation, following the Permian-Triassic extinction event, as suggested by (Ward, Montgomery and Smith 2000).

Nyambe and Utting [4] interpreted the Interbedded Sandstone and Mudstone Formation to be a meandering river succession, but the thickness and lateral continuity of the mudstones, lack of evidence for scouring of their tops (e.g. mudchips) and absence of burrows or rootlet traces suggests that the mudstones may be shallow lake or lacustrine pro-delta deposits, rather than flood-plain deposits (Yeo, G.;Kerr, W.;Staley, R. 2010). The sandstones have characteristics of point-bars; hence they may be delta distributary channel deposits

7.4 Local Geology

Dibwe East geologically, lies in the Mid-Zambezi Rift Basin of southern Zambia (Figure 7.4-1); the fluvial Escarpment Grit sandstones unconformably overlie the late Permian lacustrine Madumabisa Mudstone and are conformably overlain by the early Triassic fluvial Interbedded Sandstone and Mudstone Formation. Dibwe East zone is located southeast of the Mutanga deposit and along strike with Dibwe deposit.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-8

Figure 7.4-1 Dibwe-Mutanga Geological Map

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-9

NAMAKANDE
16°
KafueRiver
Zambezi River
SIAMBOKA
NJAME
ZIMBABWE
LufuaRiver
NAMAKANDE
MUNYUMBWE
CHISEBUKA
BUNGUA
SIAVONGA
NAMAKANDE
Lake Kariba
17°
28°
ZIMBABWE
LEGEND
Upper Karoo
Basalt
Interbedded mudstones-sandstones, Escarpment Grit
Lower Karoo
Conglomerate, sandstone, mudstone and coal
Katanga
Dolomite, shale and schist
Quartzite, arkose, shale, dolomite, conglomerate
Basement
Gneiss, schist and migmatite
Granite
Uranium deposit
Uranium occurrence
Fault

0 10 20 KM

**Denison Mines Zambia Ltd** DENISON MINES

Dibwe East

Local Geology and Geological Settings

| Author: M.Mathleen | Date: March 2012 | Drafted By: B.Munkhbaatar |
|---|---|---|

Figure 7.4-2 Local Geology and Geological Setting of the Dibwe Mutanga Corridor Uranium Deposit Zambia Department of Mines uranium brochure; after (Money and Prasad 1977).

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-10

Dibwe East is predominantly composed of Escarpment Grit Formation (EGF). The surface geology is characterised by a few scattered sandstone outcrops. Two major units can be distinguished, the “Braided facies” member (EGFb-f) of the lower EGF and the “Meandering facies” member (EGBm-f) of the upper EGF In core, the two units appear to be transitional from one another. The “Braided Facies” is distinguished in outcrop as gritstones, very-coarse-grained to coarse grained sandstones and pebbly sandstones. Ripple lamination is common and mudstone beds are laterally continuous.

The absence of any marker beds is typical of braided river successions. Broad lithologic features, however, including zones of largest average and maximum grain size, relatively abundant pebbles, mudstone beds and mudclasts can be matched from hole to hole. On the basis of these features, three subdivisions have been distinguished within the EGF (Lusambo, V. 2011):

The “Braided Facies”, which is at least 120 m thick at Mutanga, was subdivided into three subunits:

•

Unit A, bounded by the underlying Madumabisa mudstone and the lowest EGF conglomerate bed, is characterized by cross-bedded, low-angle cross-bedded and ripple-laminated, coarse- to medium-grained sandstones with local mudchips, interbedded with mudstones and very fine-grained sandstones. Thickness variations in Unit A probably reflect deposition on an irregular paleotopographic surface. Whereas there is no apparent unconformity between Units A and B, that contact is the best datum to use in any stratigraphic reconstruction.

•

Unit B is characterized by the presence of conglomerates, gritstones, very-coarse-grained to coarse grained sandstones and pebbly sandstones, locally with mudclasts derived from interbedded mudstones. The upper boundary of unit B can be defined by the last appearance of mudstone or mudclasts associated with pebbly sandstone. Whereas, the historic AGIP graphic logs did not distinguish mudclasts, on this profile the B/C boundary was taken as the highest mudstone bed. Unit B appears to thicken toward the southeast, presumably reflecting increased syndepositional subsidence in that direction, as noted above.

•

Unit C is dominated by gritstones and coarse-grained, rarely pebbly sandstones. Mudstones are rare; hence mudclasts are uncommon in this unit. The scarcity of mudstones and mudclasts suggests that Unit C should be more permeable than Unit B. This may be a factor in localization of mineralization near the contact between these units.

The southern part for the prospect is mostly “Meandering Facies” reaching in excess of 8m and is distinguished in outcrop as massive, or trough and tabular planar cross-bedded, fine- to medium-grained sandstone, locally with scattered small pebbles. In core, the “Meandering Facies” sandstones show ripple lamination as well as cross-bedding. Sandstone beds typically grade up from coarse-grained bases to medium grained or fine grained tops (Lusambo, V. 2011). Mudclasts and pebble lag layers are common It is distinguished from the braided facies by scarcity of pebbly sandstones and conglomerates and by the presence of extensive mudstone beds.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-11

Figure 7.4-3 Braided vs. Meandering Facies of the Escarpment Grit Formation

The sandstone units of the Interbedded Sandstone and Mudstone Formation at Dibwe are 0 to 13 m thick, and composed of beds fining upward from coarse-grained or medium-grained bases to fine-grained or silty tops. The beds are commonly separated by thin mudstones. The lower parts of the graded beds are massive or cross-laminated, whereas the upper parts are commonly ripple-laminated. Their grey color, which indicates that they were never oxidized (as would be expected in a subaerial environment), fine lamination, absence of root casts and absence of evidence for scouring during deposition of the overlying sand beds, suggests that these mudstones are subaqueous deposits.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-12

Hence, they are more likely lacustrine than floodplain mudstones, as Nyambe and Utting (1997) interpreted them to be.

Strata dip at about 8 to 15 degrees in the southeasterly direction and strike in the northeast-southwesterly direction. The sandstones are predominantly massive looking with cross beddings indicating that they are channel deposits. Cross-bed foreset orientations are variable suggesting high sinuosity (meandering) river deposition.

Manganese nodules are common at the surface. These manganese nodules are composed of pyrolusite and Hollandite and usually contain uranium mineralisation. The uranium is homogeneously distributed within the host manganese and phosphatic minerals. The manganese nodules are believed to have formed by compaction of wet sediments which led to the remobilisation and formation of manganese nodules at the aerated sediment-water interface,and uranium enriched phosphorite lenses below the interface in reducing conditions. Epigenesis occurred through the passage of solution fronts which recrystallised the manganese and phosphatic minerals and remobilised the uranium which was leached away. The mechanism of uranium uptake in manganese phases most probably involves adsorption of ((UO2)3.(OH)5)+ complexes on precipitating minerals.

Mudballs are also present in drill core. These are rounded clasts of clay which bind sediments and minerals to their surfaces. Most of them are pyritic and sticky so they can survive transport of hundreds of metres in a river although they disintergrate eventually.

7.5 Regional Structure

The following information pertaining to the structure at the Dibwe East is taken directly from an internal report written by Gary Yeo for Denison Mines (Yeo, G. 2011).

Uranium mineralization in Dibwe East does not appear to have any obvious structural controls; hence the structural geology of Dibwe East Project area has been relatively neglected. Mineralized zones, however, are offset by minor faults and, as suggested here, NE-trending faults likely controlled deposition of the Escarpment Grit “Braided Facies” and fault-related folds may control blind mineralization in the Dibwe and Dibwe East area (Yeo, G. 2011) (Ullmer, E. 2010).

Regionally, the Mutanga deposit and other uranium occurrences in southern Zambia lie near the NW margin of the Mid-Zambezi Graben (Figure 7.5-1). This structure is essentially a half-graben, with its faulted footwall against the Precambrian crystalline rocks on the northwestern, Zambian side and passive onlap on crystalline basement rocks on the southeastern, Zimbabwean side. The Mid-Zambezi Graben is subdivided into two major sub-basins by the NE-trending Kamativi—Chizarira—Matusadona basement block. The N sub-basin is fault-bounded on both its margins and is, hence, a true graben. Cyclic upward fining of Karoo strata (Catuneanu, et al. 2005) reflects episodic, fault-controlled subsidence in the graben.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-13

Younger strata
Karoo Supergroup
Precambrian
Fault
Dibwe East
Cabora Bassa Basin
A
A'
NAMIBIA
ZIMBABWE
Mid-Zambezi Basin
Kalahari Basin
BOTSWANA
200 km
A
Mid-Zambezi Graben in Late Triassic (after Nyambe, 1999)
A'
Zambezi Belt
Chizarira Block
Zimbabwe Craton

Denison Mines Zambia Ltd

DENISON MINES

Dibwe East

| Author: M.Mathisen | Date: March 2012 | Drafted By: B.Munkhbaatar |
|---|---|---|

Figure 7.5-1 Regional setting of the Dibwe-Mutanga deposits near the NW footwall margin of the Mid-Zambezi Karoo graben.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-14

The Mutanga area of the Mid-Zambezi Valley is characterized by a series of NE-trending, fault-bounded cuestas or fault blocks, uplifted to the northwest and dipping to the southeast. Three major northeast-trending anastomosing fault systems can be distinguished in the Mutanga area, named here for convenience, the Lusitu, Dibwe and Bungua Mountain fault zones (Figures 7.5-1 thru 7.5-4). There are numerous minor faults of limited extent trending northwest to north.

Figure 7.5-2 View to the N near the Mutanga camp showing the NW-facing cuestas typical of the area.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-15

Interbedded Sandstone and Mudstone
Escarpment Grit "meandering facies"
Escarpment Grit "braided facies"
Madumbasia Mudstone
Precambrian (undifferentiated)
Major Fault
Deposit
5 kilometres
A
B
Lusitu
Dibwe Fault
Mutanga
Property Boundary
Dibwe East
Dibwe
Bungua
Mt. Bungua
A'
B'
Lake Kariba

Denison Mines Zambia Ltd

Dibwe East

Geological Map of Dibwe-Mutanga-Corridor Area

| Author: M.Mathisen | Date: March 2012 | Drafted By: B.Munkhbaatar |
|---|---|---|

Figure 7.5-3 Geological map of the Dibwe-Mutanga area

simplified from (Ullmer, E. 2010)), the three main regional fault zones are labeled: LMZ – Lusitu Fault Zone; DFZ – Dibwe Fault Zone; BMFZ – Bungua Mountain Fault Zone

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-16

Figure 7.5-4 Schematic NW-SE cross sections through the Mutanga (A-A’) and Dibwe (B-B’) areas

These sections are about 11 km apart. Their locations are shown in Figure 7.5-3.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-17

7.5.1 Lusitu Fault Zone

This fault zone roughly follows the valley along the base of the escarpment, where it is obscured by Quaternary and alluvial deposits of the Lusitu and Lusengesi rivers and their tributaries.

Along the northwest side of this fault zone down-throw is clearly to the southeast, with Karoo strata at the base of the basement rocks exposed on the escarpment. Madumabisa rocks appear to onlap basement in the Chalala stream area, suggesting that fault offset locally post-dates deposition of the Madumabisa (late Karoo or younger). The apparent absence of Lower Karoo strata below the Madumabisa in the Mutanga area suggests that it lies in the “steers-horn” zone (White & McKenzie, 1988) or post-rift sag-basin of the mid-Zambezi Rift.

Along the east side of the Lusengesi – Kayubila segment of the fault zone, downthrown is also interpreted to be to the SE of the major fault trace. Younger rocks (e.g.-mf) are exposed to the SE of older (e.g.-bf). A basin-shaped area of anomalous dips S of the junction of the Dibwe and Changa-Sinadambwe roads is interpreted on Ed’s map to be a collapsed diatreme, but, alternatively, it may be a drag fold related to fault movement (Ullmer, 2009).

In the axial part of the Lusengesi – Kayubila segment, the major fault trace is interpreted to be downthrown to the northwest. The relative age of rocks across the fault is uncertain, but moderately to steeply dipping, north- to northwest-trending bedding on the downthrown side is truncated by moderately dipping, northeast-trending e.g.-bf beds on the upthrown side. A gentle syncline on the downthrown side is a drag fold.

7.5.2 Dibwe Fault Zone

The Dibwe Fault Zone extends through the area of Dibwe village and north of the Mutanga camp. It is a relatively straight, northeast-trending structure, comprising two anastomosing strands along much of its length. Southwest of Mutanga, the strands are subparallel and 400 – 1500 m apart, whereas north of Mutanga they are up to 2,700 m apart. From geometric reconstructions, vertical displacements on the Dibwe Fault are on the order of 200 m (on cross-section B-B’) to 280 m (on cross-section A-A’).

Southwest of Mutanga, both strands are interpreted to be downthrown to the northwest. On the northwest strand, younger strata (ism and e.g.-Meandering Facies) are downthrown relative to older (e.g.-mf and e.g.-bf). On the southeast strand also, younger strata (e.g.-mf) are downthrown relative to older (e.g.-bf). A gentle syncline in the hanging wall of the NE fault strand and parallel to it, lies about 8 km south-southeast of Chief Sinadambwe’s village on the Lusengesi River. A dome-like feature interpreted to be a diatreme dome lies near Dibwe village. A prominent linear magnetic high coincides with the westernmost strand of the fault SW of Mutanga camp. This may represent a concealed dyke of Batoka basalt intruded along the fault, as interpreted by (Symons & Siegfried, Report on the Interpretation of Aeromagnetic and Radiometric Data over the Kariba Uranium Project, Zmbian, 2006).

A single fault strand north of Mutanga camp splits into two farther to the northeast. Along these, Madumabisa mudstone is uplifted against Escarpment Grit strata. Although northeast-trending fractures parallel to the cliff edge at Mutanga suggest a fault at the base of the cliff, up-dip projection of the Madumabisa –The Mutanga cliffs have likely eroded back from the Dibwe Fault through undercutting of the mudstone below the sandstone.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-18

North of Mutanga, the southeast fault strand is interpreted to be downthrown to the northwest (e.g. Meandering Facies and Braided Facies downthrown against mm). Although the sense of displacement on the northwest strand, where older strata (mm) to the northwest are in fault contact with younger (e.g.-und) to the southeast, is not indicated on the map, the relative age of the strata also indicate downthrown to the northwest. A gentle anticline lies immediately northwest of this fault strand with its axis parallel to it. A gentle syncline lies parallel and to the northwest of the anticline.

7.5.3 The Bungua Mountain Fault Zone

The Bungua Mountain Fault System comprises two northeast-trending anastomosing fault traces with numerous splays. The two main fault traces pass on either side of Bungua Mountain, join into a narrow zone northeast of Bungua Mountain, where the Lutele stream crosses the trace and splits again into two traces which extend on either side of another basement ridge north of Mbendele stream. Vertical displacement on this fault, from geometric reconstructions, is from about 560 m (on cross-section B-B’) to 680 m (on section A-A’).

Southwest of Bungua Mountain, the east fault trace is interpreted to be downthrown to the northwest, consistent with the presence of younger strata (ism) to the NW and older strata (e.g.-bf) to the southeast. Gentle anticlines lie northwest of both the east and west fault traces with their axes sub-parallel to the faults.

Along the northwest flank of Bungua Mountain, the west fault trace is interpreted to be downthrown to the northwest, with younger strata (ism) to the northwest and older rocks (basement) to the southeast. A gentle anticline with its axis subparallel to this fault trace lies just west of Bungua Mountain.

Along the southeast side of Bungua Mountain, the east fault trace is interpreted to be downthrown to the southeast, with younger strata (mm) to the southeast and basement rocks to the northwest. Note that this sense of offset is opposite to the apparent displacement sense on the same fault trace southeast of Bungua Mountain.

Where the fault traces converge in the valley drained by Lutele stream, downthrown is interpreted to be to the NW, but exposures are poor and lithologies are indicated to be uncertain on the map. Gentle folds, with axes subparallel to the fault trace, lie NW of it.

The W fault trace which extends along the W side of the basement outlier north of Mbendele stream is downthrown to the northwest.

The sense of offset on the east fault trace near the east side of the map is uncertain.

Prominent linear magnetic highs, comparable to that on the east fault trace of the Dibwe Fault Zone in the Dibwe village area, coincide with the main fault trace along the western base of Bungua Mountain and to the southwest, as well as the fault segment about 10 km northeast of Bungua Mountain that extends along the northwestern base of another crystalline basement block. These too, likely represent concealed Batoka basalt dykes intruded along the fault zone.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-19

7.5.4 Minor Faults

North to northwest trending faults, with extents of less than four kilometers, cross-cut the major fault systems. In contrast with the major faults, they appear to be normal faults. These minor faults likely formed in response to differential uplift on the major faults. One of these extends southerly along the western edge of the Mutanga West deposit and into the Dibwe East area.

In the Mutanga area, no evidence for any northwest-trending sinistral faults, such as the fault postulated to separate African Energy’s Njame and Siamboka deposits about 35 km northeast of the Mutanga deposit, has been observed.

A striking feature of all three fault zones is the development of gentle folds on their hanging-wall side, whose fold axes lie subparallel to the faults. The close spatial association of folds with faults and their orientation indicates that the folding is related to fault movement. Hanging wall folds are commonly associated with normal faults. Depending on the shape of the fault plane, either rollover anticlines or synclinal drag folds (Khalil and McClay 2002) may be developed. Synclinal drag folds may be formed on the fault-side of rollover anticlines ( (Yamada and McClay 2004), (Withjack, Islam and La Pointe 1995)).

As noted above, the extensive linear magnetic highs associated with the Dibwe and Bungua Mountain fault zones are interpreted to result from Batoka basalt dykes, which are not exposed at surface. This suggests that these faults were initiated as extensional features following deposition of the Karoo strata, in a final phase of rifting.

Regional seismic studies indicate present-day northwest-southeast crustal extension in the Mid-Zambezi Basin (Dumisani 2001). Hence, NE-trending faults are likely to have been reactivated as normal faults. This is consistent with the apparent post-depositional normal offsets of the faults (Figure 7.5-4). Although we have no direct evidence for when fault reactivation began or what caused it, it seems likely that it is related to propagation of a little-studied southwest branch of the East African Rift System along the Karoo-aged Luangwa and mid-Zambezi rifts and further southwest along the Deka fault zone ( (Chorowicz 2005) and (Dumisani 2001)).

7.6 Structural Geology – Dibwe East (Yeo, G. 2011)

Historic AGIP geology maps of the Dibwe East Zone 1 area show it to be cut by a series of east-northeast- to northeast-trending faults 1 to 6 km long. These faults are subparallel to the major regional fault systems, such as the Dibwe and Bungwa Mountain faults. This contrasts with the minor faults at Mutanga and Mutanga West, which have predominantly northerly trends.

A series of cross-sections constructed roughly perpendicular to the northeast-trending faults show that most of the minor faults in the Dibwe East area are normal faults dipping steeply and mainly downthrown to the northwest. The southeastern faults, however, dip and are downthrown to the southeast. Hence the fault block between the northwest- and southeast-dipping faults is a small horst.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-20

All of the faults in the Mutanga area are interpreted to be normal faults (Money and Prasad 1977); (Staley, R.; Chapewa, D.; Lusambo, V.; Mbomena, G. 2009), (Titley, M. 2009) and (Ullmer 2009)). Continuity of stratigraphic units and offset of stratigraphic boundaries across the faults indicate that most of the observed fault offsets post-date deposition. Thickness changes, occurrence of hanging wall folds and widespread occurrence of soft-sediment deformation features all suggest, however, that some fault displacement was syndepositional. Hence, two distinct structural events have affected the area. Extensional faulting, associated with subsidence of the Mid-Zambezi rift in Upper Karoo time was followed much later by renewed extensional faulting, associated with the SW branch of the East African Rift System. Most of the mapped faults are related to the later event.

The change in thickness of the Escarpment Grit “meandering facies” across the Dibwe Fault, from about 180m west of the fault to about 195m east of it, and thinning of the “meandering facies” southeast of Dibwe, to about 70m at Bungua Hill, suggests syndepositional subsidence, controlled by extensional faults. The faults likely propagated upwards as growth faults, since the two distinctive facies units of the Escarpment Grit are continuous across the faults without major thickness changes, except as noted above. The strong southwesterly orientation of Escarpment Grit “braided facies” paleocurrents, suggests deposition in stream systems draining SW parallel to the axes of one or more half-graben, as noted by (Money and Prasad 1977). The presence of numerous circular or elliptical structures, also commonly in the hanging walls of faults and interpreted by (Ullmer 2009) as diatremes, and the widespread occurrence of soft-sediment deformation structures in the Escarpment Grit sandstones, are also consistent with syndepositional seismic activity and faulting.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-21

7.7 Uranium Mineralization

Mineralization appears to be later than at least some of the normal faults which cut the Escarpment Grit Formation. This is evident from the good correlation of the radiometric logging data between adjacent holes within the Mutanga deposit separated by interpreted faulting (Lusambo, V. 2011).

The source of the uranium is believed to be the surrounding Proterozoic gneisses and plutonic basement rocks. Having been weathered from these rocks, the uranium was dissolved, transported in solution and precipitated under reducing conditions in siltstones and sandstones. Post lithification fluctuations in the groundwater table caused dissolution, mobilization and redeposition of uranium in reducing, often clay-rich zones and along fractures.

Mineralization is not strictly associated with a particular unit in the stratigraphic section. It was observed to occur in both the fine-grained and coarser material and mudstones especially where fractures and mud balls occur. Some mineralization occurred in association with manganese oxide or disseminated with pyrite. Mineralization in some bore holes was seen to occur where there was grey alteration, limonite and feldspar alteration and in dark grey mudstones (Sakuwaha 2011). The strata dip in the southeasterly direction and mineralization seems to occur along dip.

In 2011, Denison Mines Zambia Limited requested ALS Chemex laboratory to conduct a mineralogical analysis of four uranium ore samples in order to identify the uranium and gangue minerals present in the various strata, including both low and high grade zones. ALS Laboratory Group-MLA Division – ALS is located in Johannesburg South Africa. The samples were in the form of drill cores. Table 7.7-1 lists the samples submitted:

Table 7.7-1 Sample list for Mineralogical Study

Sample Number	Depth From (m)	Depth To (m)	Sample Type	Weight (kg)	U Grade (ppm)
F000988	96.85	96.95	SPOT	0.3694	2,988
F000989	93.7	93.8	SPOT	0.4562	1,958
F000990	54.3	54.4	SPOT	0.231	724
F000991	17.3	17.4	SPOT	0.2996	1,608

The mineralogical analysis, using an automated Mineral Liberation Analyzer (MLA), was used to determine the Uranium minerals (Table 7.7-4) present along with the associated gangue (ALS Minerals 2011).

The data indicates that the main uranium phase in sample F00988 was coffinite, which accounted for 97 Wt% of the Uranium ore minerals in the sample. There was also some Ti-bearing coffinite in the sample.

Coffinite was also the most abundant ore mineral in F00989, accounting for nearly 67 Wt% of the ore minerals. It was predominantly Ti-coffinite (55 Wt%), with lesser coffinite (11 Wt%). Gastunite (28 Wt%) was also a major ore mineral in this sample, which also contained a significant amount of Brannerite (6 Wt%). Despite having the second highest grade of the samples submitted, there was difficulty in finding the ore minerals in this sample, hence the lower particle counts recorded.

Sample F00990 had less coffinite (26 Wt %) than the other two samples, with the most abundant ore mineral being phurcalite (72 Wt%). There was also a small amount (2 Wt%) of gastunite present.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-22

Phurcalite accounted for almost all of the Uranium ore minerals in sample F00991, with minor coffinite and gastunite making up about 1 Wt% of the ore minerals.

Table 7.7-2 Relative Uranium Mineral Abundance

			Relative abundance (Wt%)			Particle Count
Mineral	F00988	F00989	F00990	F00991	F00988	F00989	F00990	F00991
Brannerite	0.1	5.9	0.3	0.0	6	1	23	0
Coffinite	97.3	11.2	23.4	0.6	785	5	296	85
Ti-Coffinite	2.2	55.4	2.6	0.2	239	7	164	37
Phurcalite	0.1	0.0	71.8	98.9	4	0	556	427
Curite	0.0	0.0	0.0	0.0	1	0	0	0
Gastunite	0.4	27.5	2.0	0.3	79	10	134	57
Total	100.0	100.0	100.0	100.0

Table 7.7-3 Uranium Distribution (%)

Mineral	F00988	F00989	F00990	F00991
Brannerite	0.03	4.74	0.15	0.00
Coffinite	98.23	15.47	22.53	0.59
Ti-Coffinite	1.33	45.69	1.46	0.09
Phurcalite	0.06	0.00	74.14	99.10
Curite	0.01	0.00	0.00	0.00
Gastunite	0.35	34.10	1.72	0.22
Total	100.00	100.00	100.00	100.00

7.7.1 Type of Mineralization

7.7.1.1 Disseminated Uranium Mineralization

Disseminated uranium mineralization occurs in sandstones, conglomerates, and within mud layers, mud balls and mud flakes. The uranium is present as interstitial fine grained crystals or small amorphous masses constituting less than 1% by volume – if visible at all.

Figure 7.7-1 Photograph showing mineralization associated with Mn oxide (black)

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Grades vary considerably between zones of disseminations, approximately 20 ppm to 2052ppm U3O8 (geochemical) in mineralization thought to be solely of a disseminated nature although mud replacement material may also have been contained within core and therefore not visible during logging leading to higher values.

Lithological units containing iron-oxide and uraniferous mineralization returned moderate to high assays, as did material containing sulphides (pyrite). Samples from MR05, MR08, MR09, MR10 and MR11 contain both sulphides and micas, and disseminated U3O8 and were expected to return low assays.

The presence of sulphides alongside uranium oxides may indicate a transitional zone and/or preferential replacement/reduction of uranium compounds by one chemical route over another (e.g. decaying organic matter over oxidation of sulphides) as uraniferous groundwater’s moved through the lithologies.

7.7.1.2 Uranium Mineralization Associated With Mudstones & Siltstones

An association between uranium mineralization (as replacements and selvages) is evident at all prospects. The muddy lithologies include mud balls (within sandstones), flakes and interbeds. In some cases, mud balls may be completely replaced by mineralization.

The degree of replacement varies from fully replaced mud balls to those with a thin selvage of mineralization whilst others are unmineralized. This is attributed to:

•	Different ground water chemistry,

•	Differing volumes of reducing matter within the mud (fully replaced material may have been a peat like material), and

•	The porosity of the muddy lithology during the influx of uraniferous ground water.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-24

Figure 7.7-2: Photograph showing mudclasts.

7.7.1.3 Fracture Hosted Uranium Mineralization

Drilling intersected a number of fractures and fault rocks. The fractures intersected in core were generally steep (although several shallower angled fractures were logged). Mineralization is seen as crystal coatings on surfaces and as concentration close to surfaces. Most notably at the Dibwe-Mutanga-Dibwe corridor, these fractures are coated with black Fe/Mn oxides which in turn may be coated with secondary uranium phosphate mineralization (Autunite, meta-Autunite and ?selenite).

Figure 7.7-3 Photograph showing mineralization in a fracture with the presence of Mn oxide

7.7.1.4 Uranium Mineralization Associated With Pyrite

Grains and poorly defined blebs of pyrite occur throughout all the sedimentary lithologies of the Project area. Uranium mineralization may be elevated in some (relatively) pyrite rich zones.

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The presence of sulphides in close proximity to uranium oxides may indicate a transitional zone and/or preferential replacement/reduction of uranium compounds by one chemical route over another (e.g. decaying organic matter over oxidation of sulphides) as uraniferous groundwater’s moved through the lithologies.

7.8 Distribution of uranium mineralization at Dibwe East

The sandstone/mudstone sequence is well defined and appears to be fault bounded on the northeastern side, with fracture controlled secondary uranium mineralization occurring above 70m and disseminated primary mineralization existing at depth from 80 m to 140 m. As the mineralization is generally flat lying and most of the drilling included in the resource estimation is vertical, the mineralized intercepts can be considered to represent true thickness.

Uranium mineralization at Dibwe-Mutanga is broadly stratiform and occurs generally in three distinct horizons, all of which are confined within the Escarpment Grit Formation meandering facies which has been designated the “EGB” for correlation purposes (Figures 7.8-1 thru 7.8-7). The top horizon (Zone EGBa) of the mineralization ranges in depth from 2-51m. The second zone (Zone EGBb) of mineralization occurs between 42-88m, while the third zone (Zone C) exists from 68-1405m (Table 7.8-1).

Table 7.8-1 Mineralized zones statistics

Description	EGBa	EGBb	EGBc
Mean	33.4 ppm	64.2 ppm	99.0 ppm
Standard Error	1.11	1.31	2.00
Median	35.6	64.65	98.375
Mode	24.4	57.2	101.9
Range	49.9	45.5	72.2
Minimum	1.7	42.1	68.8
Maximum	51.7	87.6	141.1
Count Holes	82	65	64

Uranium mineralization ranges from 3 m to 6 m thick in the zones, over an area roughly 4.0 km along strike bearing approximately 40 to 45 degrees and ranges between 100 m and 750 m wide.

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8195000
8194500
8194000
8193500
8193000
8192500
8192000
8191500
8191000
8190500
8190000
8189500
8189000
8188500
8188000
8187500
8187000
8186500
NORTHING
656000
656500
657000
657500
658000
658500
659000
659500
660000
660500
661000
661500
662000
662500
663000
663500
664000
EASTING
A
A'
B
B'
C'

0 500 1000

**Denison Mines Zambia Ltd**

Dibwe East
Cross section index location map

| Author: M.Mathisen | Date: February 2012 | Drafted By: B.Munkhbaatar |
|---|---|---|

Figure 7.8-1 Cross section index location map

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 7-27

Figure 7.8-2 Cross section A-A’

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Figure 7.8-3 Cross section B-B’

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Figure 7.8-4 Cross section C-C’

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Figure 7.8-5 Cross section D-D’

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8.	DEPOSIT TYPES

The primary mineralization is considered to be of the sandstone hosted fluvial channel type commonly found in the Colorado Plateau. Sandstone uranium deposits are generally of three types:

•

Roll-front type deposits—arcuate bodies of mineralization that crosscut sandstone bedding; such as those that occur at the boundary between the up dip and oxidized part of a sandstone body and the deeper down dip reduced part of a sandstone body.

•

Peneconcordant or Tabular sandstone uranium deposits—irregular, elongate lenticular bodies parallel to the depositional trend, also called Colorado Plateau-type deposits, most often occur within generally oxidized sandstone bodies, often in localized reduced zones, such as in association with carbonized wood in the sandstone deposits commonly occur in paleochannels incised into underlying basement rocks.

•

Tectonic/Lithologic deposits—occur in sandstones adjacent to a permeable fault zone; Mineralization forms tongue-shaped ore zones along the permeable sandstone layers adjacent to the fault. Often there are a number of mineralized zones ‘stacked’ vertically on top of each other within sandstone units adjacent to the fault zone (McKay and Miezitis 2001).

Sandstone deposits are contained within medium to coarse-grained sandstones deposited in a continental fluvial or marginal marine sedimentary environment. Impermeable shale or mudstone units are interbedded in the sedimentary sequence and often occur immediately above and below the mineralized horizon (Geology of Uranium Deposits n.d.). Uranium is mobile under oxidizing conditions and precipitates under reducing conditions, and thus the presence of a reducing environment is essential for the formation of uranium deposits in sandstones.

The Karoo basins of southern Africa comprise what may be the world’s largest sandstone-hosted uranium province. Compared to the well-known uranium-bearing sandstone basins of the western US, the area of the Karoo basins is about 30% greater, but their known uranium content as of 2003 was only about 7% of that in the US basins (Figure 1). Whereas both areas contain broadly similar, little deformed, predominantly non-marine strata, mainly of Mesozoic age, the order of magnitude lower apparent uranium content of the Karoo basins indicates that they are relatively underexplored (Yeo, G. 2010).

Although only one Karoo deposit, Paladin’s Kayelekera deposit in Malawi, is currently being mined, others have economic potential (Yeo, G. 2010).

The deposits have many features in common:

•	All are hosted in fluvial arkosic sandstones that have undergone post-depositional faulting and uplift (tectonic inversion).

•	All lie at or near the surface and hence, typically have strong surface radiometric expression.

•	All appear to have tabular geometry; no classic roll fronts have been convincingly demonstrated.

•

Most feature a range of mineralization styles, including primary uranium oxides and silicates in relatively reduced sandstones, secondary uranyl phosphates or vanadates in more strongly oxidized sandstones, and secondary mineralization remobilized into surficial calcretes.

•	Mineralization is commonly associated with stratigraphic contacts indicative of a marked drop in stream energy

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 8-1

Figure 7.8-1 Comparison between the uranium-bearing Mesozoic sandstone basins of the southwestern USA and southern Africa.

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9.	EXPLORATION

Exploration for uranium in the Middle Zambezi valley during the early 1970’s revealed the existence of several uranium deposits. The most interesting occur in the vicinity of Siavonga and are currently held by Denison Mines Zambia Limited. In 1980 AGIP drilled approximately 13 diamond drill holes in and around the Dibwe East, but follow-up QA/QC of the drilling data by Denison geologists in 2006 determined that the results of the probing and assays could not be confirmed and the data was subsequently deleted from the geologic database and is not incorporated into this resource estimate.

9.1 Airborne Geophysical Surveys

In 2006 a detailed aeromagnetic and radiometric survey (Symons and Sigfrid, Report on the Interpretation of Aeromagnetic and Radiometric data 2006) was completed over the areas of interest which were revealed during an earlier pre-digital airborne survey. The 2006 survey has confirmed the position and tenor of the existing targets and identified additional, targets. Figure 9.1-1 shows 19 exploration targets identified

Conclusions of the 2006 airborne survey noted:

1.	The EGF appears to have two clear radiometric signatures Figure 9.1-2.

a.	A reddish brown ternary radiometric signature indicates the presence of K in the Formation, consistent with description of the EGF as feldspathic sandstone. This part of the EGF was mapped and designated as D1 (Figure 9.1-3).

b.	The areas marked as D2 appear to have a similar K response but with additional uranium producing a white ternary radiometric signature.

2.	The structures (Figure 9.1-3) identified indicate an extensional half-graben regime with normal faults trending in a generally northeast direction. The movement on these faults appears to down throw blocks to the northwest. Later faulting in a northwest, west-northwest and north-northeast direction crosscutting the Karoo stratigraphy is also noted.

In 2011, Denison geophysicist noted some obvious errors in the magnetic data quality and derived products and subsequently had an external processor take a look at the 2006 data, who confirmed that the gridded data within this region was representative of their processing sequences. Assumptions were made that since the radiometric signal from the equivalent potassium was mapping the near surface expression of the Escarpment Grit Formation (EGF); this implied that the high frequency content from the magnetic signature (2nd vertical derivative grid) was also representative of geological variations within the EGF. Furthermore, by closely examining the potassium/magnetic datasets on larger formational trends an inverse relationship occurs between mudstones and sandstones. The units are clearly distinguishable with mudstones having a high mag/low potassium signature and the sandstones as a low mag/high potassium signature (Petrie,L 2012), and resolution of the magnetic dataset is much better at defining faulting, lineaments and/or edges of magnetic domains as evidence in a very cursory mock up lineaments or offsets in the area (Figure 9.1-4). Additional geologic input is necessary to quantify quantify the inverse relationship between the magnetics and potassium.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 9-1

Figure 9.1-1 Map showing surficial uranium distribution and uranium targets, Dibwe-Mutanga area

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Figure 9.1-2 Ternary Radiometric Map, Kariba Prospect

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Figure 9.1-3 Interpretation Map based on Radiometric Data

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Figure 9.1-4 2011 Airborne magnetic lineaments-faulting – NRG 2006 (Petrie,L 2012)

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Figure 9.1-5 2011 Airborne radiometric – NRG 2006 (Petrie,L 2012)

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10.	DRILLING

Reverse circulation (RC) and Diamond (DD) drilling on Dibwe East are the principal methods of exploration and mineralization delineation after initial geophysical surveys. Drilling is generally conducted during the dry season but can be conducted year round. Well-established drilling industry practices were used in the drilling programs. Drill holes on Dibwe East are numbered with a prefix of the project (DM) followed by type (C-rotary, D- diamond) followed by the hole number, with almost all drill holes being drilled vertically or at 70 degrees from surface to the target at depth.

Denison commenced drilling operations on July 16, 2008 and completed a total of 91 holes totaling 6,433 meters amongst which the discovery drill holes DMD78000-03, DMD77600-03 and DMD75600-03 intersected significant uranium mineralization. The purpose of the drilling program was to:

•	Provide first pass exploration data for the radiometric anomalies identified by the 2006 and 2008 airborne geophysics programs.

•	Provide bulk sample material for metallurgical test work.

After a two year delay due to suspension of exploration activities, a two phase drilling campaign resumed in April, 2011. Phase 1 drilling on Dibwe East and Mutanga West targets commenced in April and ended in July 2011 with 72 holes being drilled for a total of 7,564 m. The results for Phase 1 confirmed the continuity of uranium mineralization identified in 2008 drilling program at Dibwe East with a northeast-southwest strike length greater than 2.5 km. Results from the Mutanga West target were discouraging.

Based on the encouraging results obtained with the Phase 1 drilling over the Dibwe East Zones 1 and 2 targets, a Phase 2 drilling program of 74 holes totaling 7,732 m was completed between August-October 2011. This drilling program discovered primary mineralization at depth and it also increased the strike length to 4.0 km. The most notable results from drilling to date using a 200 ppm minimum grade cutoff are shown in Tables 10-1 and 10-2. To date a total of 237 holes totaling 21,729 m have been drilled within the Dibwe East target area (Table 10-3).

Table 9.1-1 Drillholes with the highest GT intercepts

Hole No.	From	To	depth	Thick	Grade (ppm)	GT	x-section strat-zone
DMC1036	117.25	123.65	120.45	6.40	2,278	14,579	EGBc
DMD1107	116.15	129.45	122.80	13.30	835	11,115	EGBc
DMC1143	11.55	26.55	19.05	15.00	695	10,425	EGBa
DMC1143	92.95	97.25	95.10	4.30	2,309	9,929	EGBc
DMD1061	55.25	59.85	57.55	4.60	2,029	9,334	EGBb
DMC1059	92.55	98.85	95.70	6.30	1,415	8,920	EGBc
DMD77600-03	81.10	86.40	83.75	5.30	1,669	8,849	EGBc
DMC1144	84.95	94.75	89.85	9.80	824	8,084	EGBc
DMC1131	71.95	86.95	79.45	15.00	537	8,058	EGBc
DMC1005	27.95	38.55	33.25	10.60	716	7,594	EGBa
MWD50600-01	31.59	39.19	35.39	7.60	997	7,581	EGBa
DMC1009	89.45	97.35	93.40	7.90	781	6,175	EGBc
DMC1100	93.55	101.35	97.45	7.80	772	6,022	EGBc

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Table 10.0-2 Drillholes with the highest grade intercepts

Hole No.	From	To	depth	Thick	Grade (ppm)	GT	x-section strat-zone
DMD1030	96.65	97.65	97.15	1.00	2,562	2,562	EGBc
DMC1143	92.95	97.25	95.10	4.30	2,309	9,929	EGBc
DMC1036	117.25	123.65	120.45	6.40	2,278	14,579	EGBc
DMD1061	55.25	59.85	57.55	4.60	2,029	9,334	EGBb
DMD1006	93.45	94.55	94.00	1.10	1,894	2,083	EGBc
DMD1020	93.75	94.75	94.25	1.00	1,718	1,718	EGBc
DMD1030	89.55	90.55	90.05	1.00	1,670	1,670	EGBc
DMD77600-03	81.10	86.40	83.75	5.30	1,669	8,849	EGBc
DMC1070	93.25	94.35	93.80	1.10	1,549	1,704	EGBc
DMC1059	92.55	98.85	95.70	6.30	1,415	8,920	EGBc
DMC1057	61.55	63.75	62.65	2.20	1,410	3,103	EGBb
DMC1143	111.35	115.65	113.50	4.30	1,321	5,680	EGBc
DMC1115	97.85	100.95	99.40	3.10	1,302	4,037	EGBc

Table 1.1-3 Drilling Statistics

Year	Number	Meters
2008	91	6,433
Mutanga West	12	671
Dibwe East	79	5,762
Zone 1	56	4,358
Zone 2	23	1,404

2011 Phase 1	72	7,563
Mutanga West	11	864
Dibwe East	61	6,699
Zone 1	46	5,142
Zone 2	15	1,557

2011 Phase 2	74	7,731
Mutanga West	3	153
Dibwe East	71	7,578
Zone 1	54	5,765
Zone 2	17	1,813

Total	237	21,728
Mutanga West	26	1,687
Dibwe East	211	20,041
Zone 1	156	15,265
Zone 2	55	4,776

Type	Number	Meters
Diamond Drill (DD)	99	8,475
Reverse Circulation (RC)	123	11,403
Hydrogeologic (OH)	5	500
Diamond Tail (RD)	10	1,350.

Total	237	21,728

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All holes were logged for lithology, structure, alteration, mineralization and geotechnical characteristics. Data was entered into DHLogger software on laptops in the field. The DHLogger data was transferred into a Fusion database. All drill hole data was validated throughout the drilling program and as an integral component of the current recent resource estimation work. Hard copies of drill logs are stored at site.

10.1 Drill Hole Collar Field Locations and Survey

The collar locations of drill holes are spotted on a grid and collar sites are surveyed by differential base station GPS using the WGS84 UTM zone 35S reference datum. To date and in general, drilling has been conducted on a nominal drill hole grid spacing of 200m northeast-southwest by 100 m northwest-southeast. Figure 10.1-1 shows drillhole collar locations in the Dibwe East area.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 10-3

Figure 10.1-1 Dibwe East drillhole location map

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10.2 Processes for Determining Uranium Content by Borehole Logging

Exploration for uranium deposits in Zambia typically involves identification and testing of sandstones within reduced sedimentary sequences. The primary method of collecting information is through extensive drilling (both RC and diamond drill coring) and the use of downhole geophysical probes. The downhole geophysical probes measure the electrical properties of the rock from which lithologic information can be derived and natural gamma radiation, from which an indirect estimate of uranium content can be made. The downhole geophysical probes measure the following parameters:

10.2.1 Conductivity

Conductivity logs measure the electrical conductivity of the soils or rock surrounding the borehole. They provide a detailed measure of changes in conductivity with depth. These logs can be very useful in identifying zones of increased groundwater conductivity, often indicative of contaminant concentrations.

Figure 10.2-1 Type Log drillholes DMD1107 and DMD77600-03

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Conductivity logs are also termed electromagnetic induction (EM) logs. The electrical conductivity of soil or rock (and its reciprocal, electrical resistivity) depends on the porosity, groundwater conductivity, degree of saturation, clay content, and other bulk soil properties. Hence it is a useful tool in determining the changes with depth of any of these properties.

10.2.2 Resistivity

Resistivity logging is a method of characterizing the rock or sediment in a borehole by measuring its electrical resistivity. Resistivity is a fundamental material property which represents how strongly a material opposes the flow of electric current.

10.2.3 Self Potential

The self potential (SP) log is a measurement taken by to characterize rock formation properties and is particularly useful in mapping sand/shale contacts. The log works by measuring small electric potentials (measured in millivolts) between depths in the borehole and a grounded voltage at the surface resulting from the flow of electrical current in the earth. The change in voltage through the well bore is caused by a buildup of charge on the well bore walls. Clays and shales (which are composed predominantly of clays) will generate one charge and permeable formations such as sandstone will generate an opposite one. There are many possible sources of these currents; the major source is the different salinity interfaces, such as the borehole fluid (drilling mud) and the formation water (connate water). Whether the mud contains more or less salt than the connate water will determine which way the SP curve will go. SP cannot be used for quantitative interpretation.

10.2.4 SPR (Single Point Resistance)

SPR measures the electrical resistance (ohms) between a surface electrode and electrode in the down-hole probe. Single-point-resistance logs record the electrical resistance between the borehole and an electrical ground at land surface. In general, resistance increases with grain size and decreases with borehole diameter, density of water-bearing fractures, and increasing dissolved-solids concentration of borehole fluid. A fluid-filled borehole is required for single-point-resistance logs. SPR cannot be used for quantitative interpretation but are an excellent source of lithologic information

10.2.5 Deviation

Deviation is a measurement made to determine the angle from which a hole drilled deviated from the vertical during drilling. There are two basic deviation survey, or drift survey, instruments: one reveals the angle of deviation only, the other indicates both the angle and direction of deviation. The three-dimensional location of all the Dibwe East Deposit holes is determined with a Reflex instrument in single point mode, which measures the dip and azimuth at roughly 20m intervals down the hole.

10.2.6 Natural Gamma

The radiometric (gamma) probe measures gamma radiation which is emitted during the natural radioactive decay of uranium (U) and variations in the natural radioactivity originating from changes in concentrations of the trace element of thorium (Th) as well as changes in concentration of the major rock forming element potassium (K).

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Potassium decays into two stable isotopes (argon and calcium) which are no longer radioactive, and emits gamma rays with energies of 1.46 MeV. Uranium and thorium, however, decay into daughter- products which are unstable (i.e. radioactive). The decay of uranium forms a series of about a dozen radioactive elements in nature which finally decay to a stable isotope of lead. The decay of thorium forms a similar series of radioelements. As each radioelement in the series decays, it is accompanied by emissions of alpha or beta particles or gamma rays. The gamma rays have specific energies associated with the decaying radionuclide. The most prominent of the gamma rays in the uranium series originate from decay of 214Bi (bismuth), and in the thorium series from decay of 208Tl (thallium).

The gamma radiation is detected by a sodium iodide crystal, which when struck by a gamma ray emits a pulse of light. This pulse of light is amplified by a photomultiplier tube, which outputs a current pulse which is known as “counts per second” or “cps”. The gamma probe is lowered to the bottom of a drill hole and data is recorded as the tool is withdrawn up the hole. The current pulse is carried up a conductive cable and processed by a logging system computer which stores the raw gamma cps data.

Since the concentrations of these naturally occurring radio-elements vary between different rock types, natural gamma-ray logging provides an important tool for lithologic mapping and stratigraphic correlation. For example, in sedimentary rocks, sandstones can be easily distinguished from shales due to the low potassium content of the sandstones compared to the shales. However, the greatest value of the gamma ray log in uranium exploration is determining equivalent uranium grade.

Because there should be an equilibrium relationship between the daughter product and parent, it is possible to compute the quantity (concentration) of parent uranium (238U) and thorium (232Th) in the decay series by counting gamma rays from 214Bi and 208Tl respectively. If the gamma radiation emitted by the daughter products of uranium is in balance with the actual uranium content of the measured interval, then uranium grade can be calculated solely from the gamma intensity measurement.

Down hole cps data is subjected to a complex set of mathematical equations, taking into account the specific parameters of the probe used, speed of logging, size of bore hole, drilling fluids and presence or absence of and type of drill hole casing. The result is an indirect measurement of uranium content within the sphere of measurement of the gamma detector.

The basis of the indirect uranium grade calculation (referred to as “e U3O8” for “equivalent U3O8 ”) is the sensitivity of the detector used in the probe which is the ratio of cps to known uranium grade and is referred to as the probe calibration factor. Each detector’s sensitivity is measured when it is first manufactured and is also periodically checked throughout the operating life of each probe against a known set of standard “test pits,” with various known grades of uranium mineralization located at the United States Department of Energy’s Grand Junction, Colorado office or through empirical calculations. In addition, certain boreholes (MTC51600-04) near the Dibwe East property are cased and the probes are periodically checked for any instrument drift. Application of the calibration factor, along with other probe correction factors, allows for immediate grade estimation in the field as each drill hole is logged.

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10.2.7 CPS to Equivalent U3O8 Grade Conversion

Downhole cps data is subjected to a complex set of mathematical equations, taking into account the specific parameters of the probe used, speed of logging, size of bore hole, drilling fluids and presence or absence of any type of drill hole casing. The result is an indirect measurement of uranium content within the sphere of measurement of the gamma detector. An in-house developed computer program known as GAMLOG converts the measured counts per second of the gamma rays into an equivalent percent U3O8 (e%U3O8). GAMLOG is based on other “standard” grade calculation programs that have been developed over the years within the uranium industry using the Scott’s Algorithm developed in 1962.

10.3 Radiometric Logging Quality Assurance and Quality Control Measures

Drill hole logging is conducted by trained and dedicated personnel devoted solely to this task. The tools, and a complete set of spares, were manufactured by Mount Sopris Instrument Company in Golden, Colorado and were shipped to Zambia in 2007. Denison has retained the services of a senior geophysical consultant to oversee training, implementation, and quality control protocols with the Zambian logging personnel. All tools were checked and calibrated at the United States Department of Energy Uranium Calibration Pits in Grand Junction, Colorado, USA. See, appendix A to this report “Appendix A—Z054 Zambia probe calibration factors” before being shipped to Zambia, and a variety of system checks and standards have also been established for routine checking and calibration of tools.

Drill hole logging data is stored on digital media in the logging truck at the exploration sites. The raw and converted logging data are periodically copied electronically to the Company’s Lusaka, Toronto, Saskatoon and Denver offices, where all data are checked and reviewed.

Operators were trained and supported by Denison consultants on a continuing basis. Denison’s policy at the Mutanga Project is for trained technicians to probe every drill hole immediately upon completion of drilling. Initially all holes were probed ‘open hole’ but local bad ground conditions and water flows necessitated probing be completed inside the drill string and, depending upon ground conditions, also in the open hole. Representative chips or core from the anomalous sections of holes that collapsed prior to downhole probing were sent for XRF analyses.

Fourteen holes were chosen to re-probe at the end of the season. There was a concern about radon and repeatability of the data. The following holes were selected for re-probing and re-processed; DMC1002, DMC1009, DMC1034, DMC1036, DMD1003, DMD1006, DMD1016, DMD1017, DMD1020, DMD1027, DMD1030, DMD1033, DMD1061, and DMD1077. In some cases it was not possible to re-probe the entire hole because a portion of the hole had collapsed. The data checks were good. Figure 10.3-1 shows a scatter diagram of the original probe data vs. the repeat data.

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Figure 10.3-1 Repeat logging of selected borehole logs

It may be wise to add a mag susceptibility/spectral gamma probe during future logging procedures in open holes to help quantify the relationship observed the inductive logs, where the dirtier mixed mudstone/sandstone layers may have a higher magnetic susceptibility than the “cleaner” sandstone layers within the EGF. The spectral gamma tool may also help determine better uranium concentrations

10.3.1 Radon

The probe logs were spot checked for “suspicious” radon responses. The criterion used was to look for large gamma spikes at the top of the fluid level and thick zones of increased high background, using a threshold of 100 cps. Much of the normal background was 60-100 cps, equivalent to ~0.001%. When holes were re-probed a comparison was made between the original and repeat data. Often with radon problems the amplitude and location of gamma anomalies can change over time as a combination of radon buildup and dissipation. The drilling can flush out any radon with a change of fluid, but it can also release radon from the rock.

One drill hole DMD1061 (Figure 10.4.1-1) did show an obvious problem with radon. The problem occurred above the fluid level and is a result of radon buildup because the hole had been capped, but there is no evidence of radon build up below the water level. On the other drill holes the old and new data overlaid each other as shown in drill hole DMD1017 (this is a normal comparison. This hole was probed twice, once in October 2011 and again in December 2011. The data is virtually the same). Based on these results radon is not a significant problem at Dibwe-Mutanga.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 10-9

Figure 10.3-2 Selected borehole logs showing influence of radon

10.4 Core Sampling, Processing, and Assaying

Selective samples form a quantitative assessment of mineralization grade and associated elemental abundances, while the systematic and mineralogical samples are collected mainly for exploration purposes to determine patterns applicable to mineral exploration. These sampling types and approaches are typical for uranium exploration and definition drilling programs in the USA and Zambia.

The core handling procedures at the drill site are industry standard. Drill holes are logged at the Mutanga camp core logging facilities with all core logging and sampling being conducted by Denison personnel. Before samples are taken for assay, the core is photographed, descriptively logged, measured for structures, and marked for sampling. Samples of drill core or reverse circulation drill chips are chosen by geologists in the field based on lithology, mineralization and radiometric data during core logging. These radiometric data are obtained by using a hand-held scintillometer and on the basis of downhole probing results. The general concept behind the scintillometer is similar to the gamma probe except the radiometric pulses are displayed on a scale and the respective count rates are recorded manually by the technician logging the core or chips. The hand-held scintillometer provides quantitative data only and cannot be used to calculate uranium grades; however, it does allow the geologist to identify uranium mineralization in the core and to select intervals for geochemical sampling.

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Core diameter is typically 61.1 mm. Denison obtains assays for all the cored sections through selected mineralized intervals. Any core registering over 100 ppms is flagged for splitting and sent to the lab for assay For zones selected for laboratory analyses, cores are split with a hand splitter with one half of the core normally being shipped to the laboratory and the other half retained. The maximum length of core submitted is usually 0.5 m and the maximum length of chip sample is one meter.

Additional samples are collected above and below the horizons of interest in order to “close-off” sample intervals. Sample widths are selected according to radiometric values and lithologic breaks or changes. All reasonable efforts are made to ensure that splitting of the core or bulk chip samples are representative and that no significant sampling biases occur. Once the sample intervals are identified, an exclusive sample number is assigned to each interval and recorded by the on-site geologist.

After the geological logging of the core or chips and the selection of representative samples, all of the remaining drillhole material is stored at site for future reference. Drill core is stored in metal trays where individual drill runs are identified with small wooden blocks, onto which the depth in meters is recorded. and reverse circulation drill chips are stored in numbered and tagged plastic bags. All samples, irrespective of type, are kept in buildings constructed for the purpose.

As standard procedure, field duplicates of reverse circulation drill chips are included in assay suites sent to the laboratory. Reference and blank, meaning unmineralized, samples are used to verify laboratory controls and analytical repeatability.

10.5 Core and Use of Probe Data

Grade determinations in mineralized rock, relies primarily on chemical assays of drill core. Given the high rate of core recovery within the mineralized zone, chemical assays are reliable. Locally, core can be broken and blocky, but recovery is generally good with an average overall 91% recovery.

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11.	SAMPLE PREPARATION, ANALYSES AND SECURITY

Dibwe East diamond drill core and/or core chips from reverse circulation (RC) are photographed, logged, marked for sampling, split, bagged, and sealed for shipment by Denison Mines Zambia personnel at their field logging facility. All samples for assay or geochemical analyses are sent to the ALS Minerals in Johannesburg, South Africa. All samples for geochemical analyses are shipped to by airfreight or ground transport. ALS Minerals performs sample preparation on all samples submitted to them.

11.1 Sample Preparation and Analytical Procedures

11.1.1 Sample Receiving

All received sample information is verified by sample receiving personnel: sample numbers, number of pails, sample type/matrix, condition of samples, request for analysis, etc. A sample receipt and sample list is then generated and e-mailed to the appropriate authorized personnel at Denison Mines. If there are any discrepancies between the paperwork and samples received ALS notifies Denison Mines.

11.1.2 Sample Preparation

After the samples are received, the following are done: log samples in the tracking system, weigh, dry, fine crush the entire sample to better than 70% -2 mm, split off up to 250 g and pulverize split to better than 85% passing 75 microns.

11.1.3 Analytical Methods

11.1.3.1 ME-XRF05

•	A pressed pellet is prepared and analyzed by wavelength dispersive XRF for the uranium elements, with a precision of + 10%.

•	Reportable limits for uranium is 4ppm – 10, 000ppm for this method.

11.1.3.2 ME-XRF10

•	This is an over the limit option, all elements by lithium borate 50:50 flux. This method has a precision of + or – 5%.

•	Reportable limits for uranium is 0.01% to 15% for this method.

•	ME-XRF10 is a better method for high level U than digestion and ICP finish.

11.2 Analytical Quality Control – Reference Materials, Blanks and Duplicates

Quality control samples (reference materials, blanks and duplicates) are included with each analytical run, based on the rack sizes associated with the method. The rack size is the number of samples including QC samples within a batch. The blank is inserted at the beginning, standards are inserted at random intervals, and duplicates are analysed at the end of the batch. Quality control samples are inserted based on the following rack sizes specific to the method (Table 11.2-1):

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Table 11.2-1 Quality Control Samples Allocations

Rack Size	Methods	Quality Control Sample Allocation

20	Specialty methods including specific gravity, bulk density, and acid insolubility	2 standards, 1 duplicate, 1 blank

28	Specialty fire assay, assay-grade, umpire and concentrate methods	1 standard, 1 duplicate, 1 blank

40	Regular AAS, ICP-AES and ICP-MS methods	2 standards, 1 duplicate, 1 blank

84	Regular fire assay methods	2 standards, 3 duplicates, 1 blank

If necessary additional quality control samples above the minimum specifications may be included. All data gathered for quality control samples – blanks, duplicates and reference materials – are automatically captured, sorted and retained in the QC Database, and sent to ALS Chemex South Africa (Pty) Ltd for analysis.

11.2.1 Quality Control Limits and Evaluation

Quality Control Limits for reference materials and duplicate analyses are established according to the precision and accuracy requirements of the particular method. Data outside control limits are identified, investigated and the required corrective action is taken. Quality control within laboratories is monitored with the aid of quality control charts, external and internal proficiency tests as well as regular staff feedback through regular meetings.

11.2.2 Geochemical Assays

ALS Chemex expects to achieve a precision and accuracy of + 10% (of the concentration) ±1 Detection Limit (DL) for duplicate analyses, in-house standards and client submitted standards, when conducting routine geochemical analyses. These limits apply at, or greater than, fifty times the limit of detection. For samples containing coarse gold, native silver or copper, precision limits on duplicate analyses can exceed + 10% (of the concentration).

11.2.3 Client Standards and Re-assays

ALS Chemex will investigate and resolve any queries regarding analytical results. When analysis fails to meet client specifications, reanalysis will be conducted. If the new dataset fails to meet the tolerances stated above, ALS Chemex will bear the full cost of re-analysis. If the new dataset meets the above stated tolerances, then ALS Chemex reserves the right to charge for the full cost of re-analysis.

11.3 Scintillometer Logging

Samples of drill core or reverse circulation drill chips are chosen on the basis of radiometric data collected during core logging. This radiometric data is obtained by using a hand-held scintillometer (RS 125 Super Gamma-Ray Scintillometer) and on the basis of downhole probing results. The general concept behind the scintillometer is similar to the gamma probe except the radiometric pulses are displayed on a scale and the respective count rates are recorded manually by the technician logging the core or chips. The hand-held scintillometer provides quantitative data only and cannot be used to calculate uranium grades; however, it does allow the geologist to identify uranium mineralization in the core and to select intervals for geochemical sampling.

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11.4 Security and Confidentiality

ALS Chemex considers customer confidentially and security of utmost importance and takes appropriate steps to protect the integrity of sample processing at all stages from sample storage and handling to transmission of results. All electronic information is password protected and backed up on a daily basis. Electronic results are transmitted with additional security features. Access to ALS Chemex laboratories’ premises is restricted by an electronic security system. The facilities at the main lab are regularly patrolled by security guards 24 hours a day.

After the analyses described above are completed, analytical data are securely sent using electronic transmission of the results, by ALS Chemex to Denison. The electronic results are secured using WINZIP encryption and password protection. These results are provided as a series of Adobe PDF files containing the official analytical results and a Microsoft Excel spreadsheet file containing only the analytical results.

11.5 Names of Labs

Primary Laboratory:

ALS Chemex South Africa (Pty) Ltd

Part of the ALS Laboratory Group

61 Brunton Circle, Foundersview South,

Modderfontein 1645,

Johannesburg, South Africa

Secondary Laboratory:

Setpoint Laboratories

A division of Set Point Industry Technology (Pty) Ltd

ISO 17025 ACCREDITED

30 Electron Avenue,

Isando, 1600

South Africa

The sample collection, sample preparation and assaying protocols in place at the Dibwe East project are in accordance with normal industry operating practices and are adequate for supporting resource estimates.

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12.	DATA VERIFICATION

In order to verify that the data in the Dibwe East Project database was acceptable for the mineral resource estimate, a review of the transfer of data from logging through to the final database was completed. The assay data file supplied to Denison was reviewed against assay data obtained directly from ALS. The data files supplied by Denison were comprised of 237 drill holes for Dibwe-Mutanga that included:

•	Drill hole collar position data (electronic format*)

•	Downhole in-hole survey data (hard copy and electronic format*)

•	Sample assays (electronic format*)

•	Downhole lithology data (electronic format*)

•	Downhole stratigraphic data (electronic format*)

•	Radiometric data (electronic format*)

*	Electronic format indicates that the data was supplied in .xls, .txt, .csv, .shp or .dxf formatted files.

Based on review of the data is considered reliable for both resource estimation.

12.1 Denison QA/QC Program

Denison has developed Quality Assurance and Quality Control (“QA/QC”) procedures and protocols for all exploration projects operated by Denison.

The following details the protocols used by all Denison staff and consultants. The use of very large historic databases, and ongoing compilation and evaluation, allows Denison to target both reconnaissance and detail follow up targets on many of its projects. Differential Global Positional System (“GPS”) locates selected control points on historic and newly cut grids. Diamond drill holes are initially located with respect to local grid coordinates, and are located post-drilling by differential GPS. This GPS allows definition of the surface elevation control, which is critical in location of any unconformity offsets. Denison also collects downhole spatial data that allows determination of the true position of the drill hole, as the azimuth and dip down the hole often varies from that at the collar of the hole.

Denison collects several types of downhole geochemical data during drilling operations, as follows:

•

Selected samples of drill core are sampled based on radiometric data collected during core logging and on the local geology in the hole. These radiometric data are obtained by using a hand held scintillometer. The scintillometer does not allow quantification of grades, but it does help to identify mineralization and therefore guide sample selection for further geochemical analysis and assay.

•

Following completion of drilling, the hole is flushed with water for an hour to remove any material from the bottom of the hole, and then a radiometric probe is lowered through the rods to within 10m of the bottom. Readings are taken both on the way down and on the way up. Probe results are presented as “grade equivalent” e%U3O8 . The downhole probes are calibrated originally by the manufacturer at test pits with known mineralization in the United States. Denison further calibrates the probes by developing a correlation curve of probe grades versus corresponding high-grade assays on split core as received from the laboratory.

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•

Assay data is collected to test for disequilibrium. The start and end points of the sample are marked; Denison strives to keep a constant 0.5-m sample interval. Flank samples are taken above and below the suspected mineralized interval to geochemically constrain this mineralization. These samples are split longitudinally with a hand splitter, and half of the core is archived. The sample is placed in individual plastic bags, a sample tag is placed in the bag and sealed, a corresponding tag is stapled to the core box where the core was removed, and the samples are collected in five-gallon pails for shipment to the analytical lab.

•

Once the diamond drill core is geologically logged but before sampling, the core is photographed, labeled with aluminum tags, and all core is stored in specially constructed core racks out of doors in the event the core needs to be re-logged or re-sampled in the future. High-grade core, which could be a health hazard, is stored in a locked and secured sea container.

12.2 Drill Hole Database Check

In preparing this report, audits were conducted of historic records to assure that the grade, thickness, elevation, and location of uranium mineralization used in preparing the current uranium resource estimate correspond to mineralization. The quality control measures and the data verification procedures included the following:

•	Surveyed drillhole collar coordinates and drillhole deviations were entered in the database, displayed in plan views and sections and visually compared to the actual locations of the holes.

•

Core logging information was visually validated on plan views and sections and verified against photographs of the core or the core itself when questions were raised during the geological interpretation process.

•	Downhole radiometric probing results were compared with radioactivity measurements made on the core and drilling depth measurements.

•	The uranium grade based on radiometric probing was validated with sample assay results.

•	The information in the database was compared against assay certificates and original probing data files.

The resource database was reviewed and verified as follows: the August 2010 site visit, a series of digital queries, checks of laboratory certificates, and review of Denison’s QA/QC Best Practice Manuals. The drillhole database has been verified on multiple occasions by Denison geologists and external consultants. The resource database is considered adequate to prepare a Mineral Resource estimate.

12.3 External Laboratory Check Analysis

Denison Mines Zambia Limited sends one in every 25 samples as duplicates to a secondary laboratory, the Setpoint Laboratory located in Johannesburg, South Africa to compare the assay values with those from the primary lab, ALS Chemex, as a check. Figure 12.3-1 shows the Setpoint results plotted against the ALS Chemex results. The Setpoint assays values appear to be approximately 15% higher than the ALS Chemex results. Two assay values lying along the x axis and the y axis respectively could be sample mix-ups.

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Figure 12.3-1 ALS Chemex Minerals vs. Setpoint Laboratory U assay values

12.4 Sample Blanks and Standards Inserted by Denison

12.4.1 Field Assay Standards

Analytical standards are used to monitor analytical precision and accuracy, and field standards are used as an independent monitor of laboratory performance. Six uranium assay standards have been prepared for use in monitoring the accuracy and precision of uranium assays received from the laboratory. During sample processing, the appropriate standard grade is determined, and an aliquot of the appropriate standard is inserted into the analytical stream for each batch of materials assayed.

Denison uses standards provided by ALS Chemex for uranium assays. ALS Chemex standards are added to the sample groups by ALS Chemex personnel, using the standards appropriate for each group. As well, for each assay group, an aliquot of Denison blank material is also included in the sample run. In a run of twenty samples, at least one will consist of an ALS Chemex Standard and one will consist of a Denison Blank. The precision for analyses is acceptable, and for the most part the accuracy of the analyses, for the six referenced standards and blank used, is within industry acceptability as shown is the graph Figures 12.4.1-1 and 12.4.1-2. The low point during November was due to a “blank” value being mislabeled as a “field standard”.

For the next drilling program, it is recommended that several Standard Reference Materials (SRM) at different grade levels be obtained and inserted into the sample stream by Denison personnel rather than the primary laboratory personnel.

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Figure 12.4-1 AMIS0098 Field Standard Assay

Figure 12.4-2 ALS Chemex Standard Assay

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12.4.2 Field Assay Duplicates

Duplicates (Figures 12.4.2-1 and 12.4.2-2) are a mandatory component of quality control. Duplicates are used to evaluate the field precision of analyses received, and are typically controlled by rock heterogeniety and sampling practices. Duplicates are prepared by collecting a second sample of the same material, through splitting the original sample, or other, similar technique, and submitted as an independent sample. When implemented, duplicates should be collected at a minimum rate of 1 per 20 samples in order to obtain a collection rate of 3-5%. The collection may be further tailored to reflect field variation in specific rock types or horizons.

Figure 12.4.2-1 is a plot of field duplicates against original assays and shows acceptable results.

Figure 12.4.2-2 is a plot of ALS Chemex laboratory duplicates against original assays and also shows acceptable results.

Figure 12.4-3 Field Duplicate Assays

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Figure 12.4-4 ALS Minerals Duplicate Assays

12.4.3 Field Assay Blanks

Denison employs a lithological blank composed of silica sand to monitor the potential for contamination during sampling, processing and analysis. The selected blank consists of a material that is completely void of U3O8. Other than a few outliers, field blanks showed very little variation with assay values typically less than 4 ppm.

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Figure 12.4-5 Field Assay Blanks

12.4.4 Laboratory Assay Database Checks

Denison Mines carried out a check of the digital database used for resource estimation by verifying the resource database against original assay data received from the assay laboratory. The entire digital assay database was verified. Denison concluded that the assay database was of sufficient quality for resource estimation.

12.5 Disequilibrium—Radiometric Probing vs. Chemical XRF Analysis

At an early stage Denison recognized discrepancies in grade x thickness (GT) values between eU3O 8 from gamma logging and uranium grade from chemical assays of core over the same intervals. It was also established that the discrepancy was variable in magnitude, not always in the same direction, unaffiliated to a specific grade range or depth, not restricted to oxidized vs. reduced sediments*, etc., but globally for the deposit amounted to a net loss of uranium of approximately 25% to 30%.

*	In general, being more mobile under oxidizing conditions uranium tends to be leached from the oxidized parts of the deposit and re-deposited in more reducing parts. However its gamma emitting daughters tend to be less mobile in an oxidizing environment leading to a marked disequilibrium between uranium and its daughters with the oxidized facies ore being depleted in uranium relative to its daughters and the reduced facies ore often showing relative enrichment.

Several possible causes for the variation were considered:

•	errors in the chemical analysis: including sampling errors, low core recovery, sample collection errors, sample preparation errors, analytical errors

•	errors in the gamma log estimates: calibration errors, calculation errors, probe drift over time

•	radon

•	Secular disequilibrium between uranium and its daughter, Bi214 (used by the gamma logger to estimate uranium concentration).

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12.5.1 Validity of Radiometric Estimates of Grade and Grade Thickness

The following discussion describes the evaluation work on disequilibrium from a December 2011 report commissioned by Denison (Sweet and McEwan 2011) to examine the use of radiometric techniques to estimate grade and compares these radiometric results to those obtained by traditional chemical assay methods for 25 drill holes. In addition, the study develops a correction factor (disequilibrium factor) for use in adjusting the radiometric results to match the chemical assay results. For purposes of this study, the assumption was made that the chemical assays are correct, and that the radiometric (e.g. gamma) results must be adjusted to match the chemical assay grades and grade-thicknesses.

12.5.2 Summary of Results

With no corrections applied the radiometric grade estimates were too high (Figure 12.5.2-1). If the radiometric data, i.e. uranium, is in equilibrium the data should match the line with a slope of 1.

Figure 12.5-1 Scatter graph of GT’s for radiometric vs. XRF composites

The unadjusted radiometric data was looked several ways, attempting to see if there was any correlation between the radiometric-chemical difference (factor) and various other factors including:

•	Depth down hole of composite

•	Thickness of composite

•	Grade of composite

•	Alteration

•	Zone

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These were grouped into deciles, and then scatter diagrams were produced for a visual look at each of these and no apparent correlation was found except for the correlation between the composite thickness and the ratio of radiometric grade to chemical assay grade.

Varying chemical difference factors ranging from 67% to 73% was applied the radiometric data and each set of adjusted data was considered separately with the total grade thickness for all intervals being calculated for each of the sets for both radiometric and chemical assay grades (Table 12.5.2-1).

Table 12.5-1 Variations in probe vs. chemical assay

	Totals From Bottom of Individual Run Sheets						Least Squares Slopes and Intercepts
	Grade U3O8 ppm			Grade-Thickness			Grade U3O8 ppm		Grade-Thickness
	Rad	XRF	XRF/Rad	Rad	XRF	Rad/XRF	Slope	Intercept	Slope	Intercept
NoAdjust	92502	54882	0.59	290833	200097	1.45	0.51	43	0.73	76
DEq67	71708	64200	0.90	169202	169857	1.00	0.66	118	1.10	110
DEq68	73210	64864	0.89	173002	171340	1.01	0.66	114	1.08	105
DEq69	74653	64334	0.86	177194	173209	1.02	0.67	96	1.07	107
DEq70	75078	63990	0.85	180521	174353	1.04	0.67	89	1.05	104
DEq71	75245	63387	0.84	183968	175495	1.05	0.66	89	1.03	92
DEq72	75795	62903	0.83	188019	176905	1.06	0.66	85	1.01	91
DEq73	74309	61038	0.82	192017	178164	1.08	0.63	96	1.00	88
DEq70_BG50	69710	61249	0.88	161758	161349	1.00	0.64	126	1.06	85

Based on the above results it was found that applying a factor of 0.67 to the radiometric grade values yields a total composited grade-thickness estimate that almost exactly matches the total chemical assay grade-thickness estimate for the 25 drill holes considered (Figure 12.5.2-2).

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Figure 12.5-2: Scatter graph of GT’s for radiometric vs. XRF composites after disequilibrium correction

To bolster confidence and to better quantify the disequilibrium ratio within the deposit additional chemical assaying should be undertaken that is not only are representative of all grade ranges but also spatially representative. Full core analysis should be performed to help minimize core contamination degradation and possible mineral lost during handling splitting of the core.

The Dibwe East database is considered valid and acceptable for supporting resource estimation work.

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13.	MINERAL PROCESSING AND METALLURGICAL TESTING

No representative mineral processing or metallurgical testing studies have been started on the Dibwe East deposit. The Dibwe East deposit mineralization, however, has very similar mineralogical and paragenetic characteristics to mineralization in other deposits in the region, including Mutanga and Dibwe.

The uranium deposits at Mutanga and Dibwe are amenable to conventional, shallow open cast mining methods utilizing shovels and trucks with relatively low stripping ratios. Metallurgical testing has shown the Mutanga and Dibwe mineralization to be amenable to alkali leaching at coarse grinds with rejection of barren scats from the grinding circuit, with overall U3O8 recoveries expected to be 90% (MDM Engineering 2008).

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14.	MINERAL RESOURCE ESTIMATES

14.1 Mineral Resources Reported by Denison

From 2008 to 2011, three surface drilling campaigns have been completed on the Dibwe East Zones 1 and 2 areas which are now combined into the Dibwe East deposit. Results of this drilling have identified a Colorado Plateau-type uranium deposit.

Denison reports the Inferred Mineral Resources for the Dibwe East deposit in Table 14.1 at a cut-off grade of 100 ppm (0.01%) eU3O 8 as of February 24, 2012. The database, methodology, parameters, and classification are described in the following sections.

Based on assumptions for uranium sales price, potential open pit mining and processing technology, a 100 ppm U3O8 cut-off is considered reasonable for reporting of the Dibwe East mineral resource. The mineral resource estimate is reported within a preliminary Whittle pit outline which is based on reasonable assumptions.

Table 14.1-1 Mineral Resource Estimate for Dibwe East as of February 24, 2012 (1)(2)(3)(4)(5)

DIBWE EAST- ZONE 1 and 2 (INFERRED)

	eU3O8 (ppm)	TONNES (,000)	Pounds U3O8 (,000)
0-45M Horizon—“EGBa” Subtotal	257	17,634	10,190
45-80M Horizon—“EGBb” Subtotal	256	5,273	3,044
80+M Horizon—“EGBc” Subtotal	395	16,893	15,012
Total	322	39,800	28,246

Notes

(6)	The Dibwe East mineral resource estimates have been prepared in accordance with the requirements of NI 43-101 and the classification complies with CIM definition standards.
(7)	Mineral resources are based on assumed process recovery of 90% and long term price of US$70/lb U3O8.
(8)	Radiometric grades have been corrected for disequilibrium based on comparison with core hole assays.
(9)	The Dibwe East mineral resource estimate is reported at a cut-off grade of 100 ppm U3O8 .
(10)	Figures may not add due to rounding.

14.2 Drillhole Database

The NI 43-101 resource estimate incorporates drilling results from 2008 to 2011, which comprises 237 RC and diamond drill holes totaling 21,729 m. The holes were drilled on northwest-southeast oriented fences spaced at approximately 150 m to 200 m intervals along strike with a drill hole spacing of 100 m along the fences. Of the 237 drill holes, 26 were completed over the Mutanga West target which is not included in this resource estimate.

During 2008, depth of drilling on the Dibwe East Zone 1 and 2 targets was primarily limited to 50 m or less as the drilling focused on near surface mineralization located by previous drilling campaigns at the the Mutanga and Dibwe deposits. During 2011, geologic investigations were designed to test for potential primary mineralization below the near surface secondary uranium mineralization. Consequently drill hole depths were increased to 120 m to 150 m with three holes extending to 250 m.

Downhole radiometric results in counts per second (cps) were processed using the Denison in-house GAMLOG program based on the algorithm developed by James Scott of the Atomic Energy Commission (AEC) in 1962. Output was generated on 10 cm intervals in % eU3O 8. The GAMLOG program records cps data from the logging unit (LAS files) and with user input of various calibration factors unique to the gamma probe (dead time, calibration factor, water factor, pipe factor) uses an iterative process to estimate % eU3O8 grade. This method compensates for radioactivity which is recorded by the probe, and is widely used in the industry.

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Upon completion of the initial data processing, the borehole radiometric logging information was uploaded into third party interpretation software (VULCAN, Surfer, Rockworks). These software packages allow geological and calculated uranium grade information to be added to the data.

14.3 Geological Interpretation and 3D Solids

The procedures for geological interpretation of mineralized zones include:

•

Correlation of the geophysical logs using commonly accepted subsurface exploration methods with a primary emphasis on identifying sands, interbedded shales, and uranium mineralized horizons and assigning them “stratigraphic” marker designations, as described in Section 7.8.

•

Compositing of mineralized zones based on 10 cm grade (eU3O8 ) data on selected formations and mineralized horizons. The procedure used a Denison in-house developed DNComp program to record grade and depth information of downhole intervals, and to composite these intervals into larger intervals, depending on whether they meet certain criteria, such as cut-off grade, minimum thickness of mineralization, and maximum waste thickness.

•	Construction of profile cross-sections, including stratigraphy, lithology, alteration and percent grade uranium at 100 ppm (0.01%), 200 ppm (0.02%), and 300 ppm (0.03%) eU3O8 cut-offs.

Three mineralized horizons were interpreted:

•	EGBa which extends from surface to a depth of approximately 45 m

•	EGBb which extends from approximately 45 m to 80 m below surface

•	EGBc which extends from approximately 80 m to 110 m below surface

Wireframe models for the EGBa, EGBb and EGBc horizons were developed using the following steps:

•

Plans for each one of the three mineralized horizons (EGBa, EGBb and EGBc) were plotted showing the average grade of composites over 200 ppm eU3O8 for each drill hole that penetrated the horizon. Composite grade values were computed using the following parameters and a weighted average grade was caluclated:

•	Minimum cut-off grade: 200 ppm (0.02% eU3O8 )

•	Minimum thickness: 1.0 m

•	Maximum interval waste thickness: 1.0 m

•	This is the material between two mineralized layers which can be included (absorbed) in one composite, as long as the composite grade is above the cut-off grade.

•	Minimum GT value: 200-ppm (0.02 m-%)

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•

The grade values were contoured for Dibwe-East and the 200 ppm contour was used to delineate the overall lateral extent of the uranium mineralization in all three horizons. Then 200 ppm contours were developed for each individual horizon (Figures 14.3-1 to 14.3-3) within the overall contour. The areas over 200 ppm are labeled as tabular lenses or blocks (A, B, C, etc.) for each mineralized horizon.

•	Polygons were created to represent the outlines of the mineralized lenses in each horizon using the 200 ppm grade contours and imported as .dxf files into the RockWorks Borehole Manager tool.

•	Upper and lower surfaces of each mineralized horizon (EGBa, EGBb and EGBc) were created from the interpreted cross sections and clipped by the polygons.

•	The clipped upper and lower surfaces were imported into Vulcan and converted into 3D wireframes of the individual mineralized lenses in each horizon (Figure 14.3-4).

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 14-3

Figure 14.3-1 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBa horizon 200ppm grade blocks

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Figure 14.3-2 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBb horizon 200ppm grade blocks

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Figure 14.3-3 Dibwe East Zones 1 and 2 Total 200ppm grade contour with EGBc horizon 200ppm grade blocks

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Figure 14.3-4 Dibwe East Zones 1 and 2 T EGBa (yellow), EGBb (orange) and EGBc (red) wireframes

14.4 Statistical Analysis

14.4.1 Compositing

After adjusting for disequilibrium, grades were composited over 1m run-length intervals to create a composite database for block estimation purposes. Compositing was restricted to the wireframe models to prohibit the inclusion of known waste material outside the zone of interest during block grade interpolation.

Basic statistics of 1 m drill hole composites within the mineralized wireframes are shown in Table 14.4-1. Four all three horizons, the distribution is positively skewed, the median value is much lower than the mean, and the coefficient of variation is greater than one.

Table 14.4-1 Statistics of drill hole composites within mineralized wireframes

	EGBa_C-Polyrun1	EGBb_B-Polyrun1	EGBc_A-Polyrun1
Mean	201	188	280
Standard Error	9.59	18.4	21.5
Median	129	107	117
Standard Deviation	243	325	593
Sample Variance	58,822	105,305	35,1762
Kurtosis	18.3	40.5	86.5
Skewness	3.63	5.60	7.69
Minimum	0	13	0
Maximum	2,152	3,380	9,219
Count	639	310	759
Coeff of Variation	1.20	1.72	2.12

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14.4.2 Cutting High Grade Values

Capping or cutting of high grade samples may be warranted for mineral resource estimation for statistical distributions where a few extreme high grade outliers may have an undue influence on the estimation process producing an overestimation of the average grade. Although the Dibwe East deposit is considered to be a low grade uranium deposit, the statistical distribution suggests that high outlier values may have an undue influence on the average grade.

Figures 14.4-1 to 14.4-3 are cumulative frequency and histogram plots of the composite grade values for the EGBa, EGBb and EGBc horizons of the Dibwe East deposit. It can be seen that the grade distributions are positively skewed, exhibiting erratic tails of high grade values. This skewed distribution and coefficients of variation which range from 1.20 to 2.12, suggests that high grade outliers should be capped (top-cut). Pending further drilling and analysis, a top-cut value of 3,000 ppm was chosen to apply to the 1 m composites for block model grade interpolation.

Figure 14.4-1 EGBa_C-Poly Cumulative Frequency and Histogram

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Figure 14.4-2 EGBb_B-Poly Cumulative Frequency and Histogram

Figure 14.4-3 EGBc_A-Poly Cumulative Frequency and Histogram

14.5 Dry Bulk Density

During the 2008-2011 drilling of the Dibwe East deposit, no sample data were collected for bulk density analysis, therefore the information reported in (Titley, 2009) remains current and is described below.

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A program of density determination was completed from the PQ core available from the Mutanga metallurgical drill hole program during 2006. A total of 97 core samples from 12 holes were selected as being geologically representative of the material drilled. The core was dried and density determined by calculating the core volume which was then divided into the weighed dry mass to calculate the in situ dry bulk density. The mean and median density values are 2.1 tonnes per cubic metre (t/m3). The distribution has a low variance. Titley (2006) recommend that a global density of 2.1 t/m3 be applied for estimation of the Mutanga and Dibwe mineral resources.

Denison has used a bulk density of 2.1 t/m3 to convert volume to tonnes for the Dibwe East mineral resource estimate, which is considered to be reasonable.

14.6 Variography

Variography was attempted for all three mineralized horizons using 1 m grade composite data within the mineralized wireframes. Meaningful variograms could not be modeled at the current drill hole spacing of approximately 100 m by 200 m. The fractured nature of the upper (EGBa and EGBb) mineralized horizons coupled with the observed high variability in U3O8 in the lower zone (EGBc) did not allow establishment of reliable directions of grade continuity.

14.7 Block Model Construction

Three dimensional block models for all mineralized zones at Dibwe East were constructed using Vulcan version 8.0.3 Mine Modeling Software. Uranium grades (e%U3O 8) were interpolated into each block model using an inverse distance squared (ID2) algorithm for each mineralized horizon. Blocks within each model were coded and constrained by the relevant domains using the zone wireframes.

The grade interpolation strategy involved setting up search parameters in two passes for each domain. Search ellipses were oriented with the long axes oriented parallel to the dominant northeasterly structural trend and zone geometries. Grades were interpolated into the model using the first pass. Blocks which did not receive an interpolated grade were then interpolated in the second pass which resulted in virtually all blocks being populated. Search parameters listed in Table 14.5.1 include a requirement for a minimum to two drill holes (minimum of 4 samples; maximum of 2 per hole).

Table 14.7-1 Block model parameters

	First Run	Second Run	Sub Blocks
Block Size
X (m)	20	20	2
Y (m)	20	20	2
Z (m)	2	2	0.5
Orientation	44 degrees	44 degrees	unchanged
Top Cut Grade	3000ppm	3000ppm	unchanged
Search Ellipsoid
Range Major (m)	200	400	unchanged
Range Semi-Major (m)	100	200	unchanged
Range Minor (m)	10	20	unchanged
Maximum samples per drillhole	2	2	unchanged
Minimum samples	4	4	unchanged
Maximum samples	12	12	unchanged

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14.8 Mineral Resource Classification

Current drill hole spacing on the Dibwe East deposit is approximately 100 m by 200 m The spacing is actually wider in deeper parts of the deposit because not all of the holes were drilled through the B Horizon (EBGb) and particularly the C Horizon (EGBc).

Confidence criteria used to classify interpolated blocks include:

•	Grade interpolation parameters

•	Assessment of the reliability of geological information and sampling data

•	Drilling and sample density

•	Geological and grade continuity

Resources are classified as Inferred Mineral Resources because:

•

The current drill spacing is not adequate to establish grade continuity along strike and deposit specific variography has not been undertaken. In order to increase the confidence in the resource estimate, valid directions and ranges of grade continuity need to be established for classification as an Indicated Mineral Resource.

•	Additional assay QA/QC data are required in order to fully validate the use of gamma probe data in resource estimation and quantify disequilibrium factors.

14.9 Block Model Validation

Upon completion of grade estimation for both deposits, a series of block model validations were completed to test the robustness of each estimate. These included:

•	Comparison of domain wireframe volumes with block volumes.

•	Visual comparison of composite grades with block grades.

•	Comparison of block grades with composite grades used to interpolate grades.

•	Comparison with estimation by a different method.

14.9.1 Volume Comparison

Wireframe volumes for the solids representing the EGBa-CPoly, EGBb-BPoly and EGBc-APoly were compared to domain block volumes to ensure these are honored and that the tonnage estimate is reliable. This Comparison is summarized in Table 14.9-1 and results show that the differences between the wireframe volumes and block model volume are negligible.

Table 14.9-1 Volume and Tonnes Comparison for Dibwe East Block model, Wireframe and Resource

3D Triangulation Volumes
Triangulation	Points	Triangles	Surface Area (m2)	Volume (m3)	Tonnage	BLK MDL Volume (m3)	Vol. Diff (%)
EGBa_id_C-poly_strat.00t	4076	8148	1,580,485	10,051,714	21,108,600	10,051,878	0.002%
EGBb_id_B-poly_strat.00t	2008	4012	747,540	3,903,319	8,196,970	3,904,026	0.018%
EGBc_id_A-poly_strat.00t	4654	9304	1,817,705	11,949,529	25,094,010	11,949,362	-0.001%

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14.9.2 Visual Comparison

Block grades were visually compared to relevant drill holes on cross sections to ensure that high grade blocks are based on high grade intercepts and low grade blocks are based on low grade intercepts. The cross sections indicate that in general block grades honorr the radiometric grades in drill holes and the nature of the grade distribution associated with this deposit. Figures 14.9-1 to 14.9-4 are cross sections showing blocks and drill holes with block and composite grades colour coded by grade. Blue represents low grade and yellow represents higher grade.

Figure 14.9-1 Grade Validation Block Model NW-SE Cross Section centered on DMD77600-03

Figure 14.9-2 Grade Validation Block Model NW-SE Cross Section centered on DMD77600-03 (enlarged)

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Figure 14.9-3 Grade Validation Block Model NW-SE Cross Section centered on DMD1061

Figure 14.9-4 Grade Validation Block Model NW-SE Cross Section centered on DMC1143

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14.9.3 Statistical Comparison

Statistics of block grades are compared with statistics of composite grades in Table 14.9-2 for the three mineralized horizons. Composites are the 1 m composites used for grade interpolation in each of the mineralized horizons. No cut-off has been applied to the blocks or the composites. The composites have been top-cut to 3,000 ppm as seen in the maximum values. The zero minimum values for blocks in the A and C Horizons are blocks that were not interpolated by the first or second passes.

It can be seen that the overall average block grade of 221 ppm is lower than the overall average composite grade of 225 ppm. For the individual horizons, the block average grade is lower than the composite average grade for the A and B Horizons but higher for the C Horizon. The coefficients of variation are lower for the block grades compared with the composite grades because of the smoothing effect of the grade interpolation. These results are considered to be acceptable overall.

Table 14.9-2 Statistical comparison of block grades with composite grades (ppm eU3O8)

	A Horizon		B Horizon		C Horizon		All
	Comps	Blocks	Comps	Blocks	Comps	Blocks	Comps	Blocks
No. of samples:	738	21,038	420	7,157	811	16,826	1,969	45,021
Minimum:	9	0	13	14	9	0	9	0
Maximum:	2152	1,856	3,000	2,870	3,000	2,817	3,000	2,870
Average:	185	166	203	192	272	298	225	221
Std. Dev.	235	158	328	208	446	295	357	235
Variance:	55,474	24,991	107,887	4,3394	198,998	86,855	127,582	55,274
Coeff. of Var.	1.27	0.95	1.62	1.09	1.64	0.99	1.59	1.07

14.9.4 Check by Different Estimation Method

The block model tonnage and grade estimate has been checked by carrying out a separate estimate of tonnage grade using the contour method. The contour method has been described by Agnerian and Roscoe (Agnerian and Roscoe 2002) and has been used for many decades for estimation of uranium resources particularly in the western USA.

The procedures followed for the contour method are:

•

Grade times thickness (GT) and thickness composites are calculated for each drill hole that intercepts the Dibwe East mineralization within the overall 200 ppm grade contour described in section 14.3 using the following parameters:

•	Minimum cut-off grade: 200 ppm (0.02% eU3O8 )

•	Minimum thickness: 1.0 m

•	Maximum interval waste thickness: 1.0 m

•	This is the material between two mineralized layers which can be included (absorbed) in one composite, as long as the composite grade is above the cut-off grade.

•	Minimum GT value: 200 m-ppm (0.02 m-%)

•	The GT and thickness composites above the minimum criteria are summed for each drill hole and plotted on a plan.

•

The thickness values are contoured in 1 m intervals and the areas between contours are measured using AutoCAD. Each area is multiplied by the average thickness of the contour interval to obtain volume; for example, the area between the 4 m and 5 m contours has an average thickness of 4.5 m. The volumes are summed to give a total volume which is multiplied by the average bulk density factor of 2.1 t/m3 to give an estimated tonnage for the Dibwe East deposit.

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•

The GT values are contoured in logarithmic or geometric intervals since the GT values display a skewed distribution, with many low values and few high values. Contour intervals for GT are 200, 400, 800, 1600, 3200, 6400, 12,800 and 25,600 m-ppm (Figure 14.9.4-1). The area between each contour is measured with AutoCAD and multiplied by the geometric average GT value for the contour interval. Geometric average is the square root of the product of the contour limits, for example, the geometric average is 282.8 for the 200 to 400 contour interval. The resulting GT times area values are summed and factored to obtain an estimate of total contained pounds of U3O8 for the Dibwe East deposit.

Based on the contour method, the check estimate results in 29.6 million tonnes and 28.1 Mlbs U3O8, for an average grade of 430 ppm.

The contour method check estimate is similar to the block model estimate in contained U3O8 but differs in tonnage and grade for the following reasons:

•	In the contour method, drill hole intercepts in the three horizons are accumulated and treated together instead of separately as in the block model.

•

The contour method uses intercepts over 200 ppm whereas the block model resource estimate is reported at a 100 ppm cut-off grade. At a cut-off grade of 200 ppm (next section), the average grades are similar.

•	The block model grade interpolation smoothes the grade distribution in the Dibwe East deposit more than the contour method.

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 14-15

Figure 14.9-5 Dibwe East Zones 1 and 2 Total GT contour EGB “A” Polygon

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14.10 Mineral Resource Estimate

In order to comply with the requirement that a mineral resource must have reasonable prospects for economic extraction, RPA has prepared a preliminary Whittle pit for reporting of mineral resources within the conceptual pit shell. The following parameters have been used for the preliminary Whittle pit:

•	Pit Slope = 40 degrees

•	Mining Cost = $1.86/t mined

•	Processing Cost = $14.54/t ore

•	Processing Recovery = 90%

•	Selling Price = $70/lb. U3O8

•	Sell Cost = $1.5/kg U3O8

These parameters result in a pit discard grade of approximately 100 ppm U3O8 which is used to report the Dibwe East mineral resource estimate.

Table 14.10-1 shows a breakdown of the Dibwe East deposit mineral resource estimate reported within the preliminary Whittle pit shell at different cut-off grades as of February 24, 2012.

Table 14.10-1 Mineral Resources for Dibwe East as of February 24, 2012(1)(2)(3)(4)

DIBWE EAST- ZONE 1 and 2 (INFERRED)

	CUT-OFF	eU3O8 (ppm)	TONNES (Millions)	Pounds U3O8 (Millions)
0-45M Horizon - “EGBa”	100	257	17.6	10.2
	200	354	9.6	7.6
	300	456	4.7	4.8
45-80M Horizon—“EGBb”	100	256	5.3	3.0
	200	408	2.3	2.1
	300	632	0.9	1.3
80+M Horizon—“EGBc”	100	395	16.9	15.0
	200	499	12.2	13.5
	300	618	7.9	10.8
100ppm Cut-off Total		322	39.8	28.2
200ppm Cut-off Total		435	24.1	23.1
300ppm Cut-off Total		562	13.6	16.8

Notes

(1)	The Dibwe East mineral resource estimates have been prepared in accordance with the requirements of NI 43-101 and the classification complies with CIM definition standards.
(2)	Mineral resources are based on assumed process recovery of 90% and long term price of US$70/lb U3O8.
(3)	Radiometric grades have been corrected for disequilibrium based on comparison with core hole assays.
(4)	Figures may not add due to rounding

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15.	MINERAL RESERVE ESTIMATES

Not applicable

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16.	MINING METHODS

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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17.	RECOVERY METHODS

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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18.	PROJECT INFRASTRUCTURE

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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19.	MARKET STUDIES AND CONTRACTS

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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20.	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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21.	CAPITAL AND OPERATING COSTS

Not applicable.

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22.	ECONOMIC ANALYSIS

Not applicable.

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23.	ADJACENT PROPERTIES

Not applicable.

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24.	OTHER RELEVANT DATA AND INFORMATION

No other information concerning The Dibwe East deposit is considered relevant to the report at this time. Future preliminary assessments and other studies will address environmental, economic and cultural aspects of potential future development of the Mutanga Project.

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25.	INTERPRETATION AND CONCLUSIONS

A Colorado Plateau-type sedimentary uranium deposit has been discovered within the Dibwe East area and is being explored by Denison. Since only part of the general area has been explored with wide spaced drilling, there is significant geological potential for additional resources in the area.

These results also suggest that diagenetic fluids have moved through the sedimentary rocks and were part of the process of emplacement of uranium mineralization in the area.

Based on recent drilling results and our review of technical reports on past exploration, the following conclusions are offered:

•

The Dibwe East uranium mineralization is located in-between Denison’s Dibwe and Mutanga prospects and is hosted by a number of relatively flat lying to gently southeast dipping units of Karoo sandstone interbedded with siltstone and shale.

•

Exploration data suggest that the uranium mineralization is hosted within paleochannels in meandering stream depositional systems, with fine- to coarse-grained sands and silts containing some organic and pyrite material acting as a reductant for the precipitation of uranium.

•

The Dibwe East deposit consists of three stacked mineralized horizons extending from surface to depths of 130m. The A Horizon extends from surface to a depth of 45 m; B Horizon extends from 45 m to 80 m; and C Horizon extends from 80 m to 110 m.

•	The Dibwe East deposit extends for a distance of approximately 4 km in the northeast-southwest direction and approximately 500 m in the northwest-southeast direction.

•

Coffinite is dominant at depth in the C Horizon while phurcalite (similar to autunite) is dominant in the A Horizon and B Horizon. The C Horizon is interpreted as primary mineralization from which the A and B Horizons are derived as secondary mineralization.

•

The methodologies of lithologic and radiometric logging procedures, and sampling and assaying during the 2008 to 2011 drilling are in keeping with industry standards and acceptable for mineral resource estimation.

•

At a cut-off grade of 100 ppm (0.01%) e%U3O8, as of February 24, 2012, the Inferred Mineral Resources of the Dibwe East deposit total 39.8 million tonnes at an average grade of 322 ppm (0.032%) e%U3O8, containing 28.2 million lbs. of U3O8.

•

In the opinion of the authors, more work is warranted to better understand the geology, structure and geometry of the mineralized horizons, to increase the resource classification to indicated, and to assess the preliminary economics of the Dibwe East deposit.

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26.	RECOMMENDATIONS

The following recommendations are designed to better understand the geology, structure and geometry of the mineralized horizons, to increase the resource classification to indicated, and to assess the preliminary economics of the Dibwe East deposit.

•

Complete infill RC and diamond drilling to enhance the understanding of the geological and structural controls on U3O8 mineralization and bring drill hole spacing to 100 m by 100 m or closer for all three horizons.

•

Choose a representative 200 m by 200 m area to drill at 40 m or 50 m spacing in order to increase the confidence in the grade continuity and to develop reliable variograms, similar to the work done at the Mutanga deposit (Titley, 2009).

•	Collect in-situ dry bulk density data for both the mineralization and surrounding waste material for Dibwe East, so as to improve the tonnage estimate.

•	Carry out additional chemical assaying using full core analysis to better quantify the disequilibrium factor over a range of grades ranges and representative parts of the deposit.

•	Add a magnetic susceptibility/spectral gamma probe to the logging procedures in open holes to help quantify the relationship observed the inductive logs.

•	Obtain several Standard Reference Materials (SRM) at different grade levels to be inserted into the sample stream by Denison personnel during future drilling programs.

•

Carry out a preliminary economic assessment of the Dibwe East deposit which may be in conjunction with potential development of other uranium deposits on the Mutanga property. after completion of the scheduled 2012 Phase 3 drilling program

During 2012 Denison Mines Zambia Limited is planning on conducting the following work (Phase 3 program):

1.	Preliminary metallurgical test work on Dibwe East Zone 1 (estimated cost $33,000)

2.	Mine sensitivity study on Dibwe East (estimated cost $15,000)

Relocation planning and hydrology studies (estimated cost $370,00)

In addition to the above work it is recommended that the following work (Phase 4) also be planned:

1.	An in-fill drilling program consisting 105 to 110 drill holes (approximately 10,000 m to 12,500 m) to bring the drill spacing to 100 m by 100 m (estimated cost $1,500,000 to $2,050,000).

2.	Assess grade continuity by drilling a 200 m by 200 m area along the southeast flank of the deposit on 50 m spacing (estimated cost $500,000)

3.	Preliminary economic assessment (estimated cost $200,000)

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27.	REFERENCES

AGIP. AGIP historic geological map of the Dibwe-Mutanga area showing location of sections— PL01/82/38. AGIP, 1982.

Agnerian, H., and W. E. Roscoe. “The Contour Method of Estimating Mineral Resources.” CIM Bulletin, v. 95, 2002, pp. 100-107.

ALS Minerals. Mineralogical Analysis of Uranium Ore. Ssubmitted to Denison Mines Zambia Limted. ALS Minerals, 2011, 16.

Bowden, R.A., and R.P. Shaw. “The Kayelekera Uranium Deposit, Norther Malawi: Past Exploration Activites, Economic Geology and Decay Series Disequibrium.” Transactions of the Institution of Mining and Metalurgy, Section B, Applied Earth Science, v. 116, 2007: 55-67.

Catuneanu, O, et al. “The Karoo basins of south central Africa.” Journal of African Earth Sciences , v. 43, 2005: 211-213.

Chorowicz, J. “The East African rifty system.” Jornal of Afrcan Earth Scences, vol. 43, 2005: 379-410.

CSA Global. Mutanga Resource Estimate. CSA Global, 2006.

Dumisani, J.H. “Seimotectonics of Zambabwe.” African Jornal of Scence and Technology vol. 1, no. 4, 2001: 22-28.

Geology of Uranium Deposits. n.d. http://world-nuclear.org.

Johnson, M.R., W.F. Van Vuuren, R.Key Hegenberger, and U. Shoko. “Stratigraphy of the Karoo Supergroup in Souther Africa: An Overview.” Jornal of South Africa Earth Sciences, v. 23, 1996: 3-15.

Khalil, S.M., and K.R. McClay. “Extensional fault related folding, northwestern Red Sea, Egypt.” Journal of Structural Geology v. 24, 2002: 743-762.

Lusambo, V. Local Geology of Dibwe East Prospect (Dibwe Mutanga Corridor). Internal report for Denison Mines Zambia Limited, 2011, 4.

McKay, A.D., and Y. Miezitis. Australia’s Uranium resources, geology and development of deposits. AGSO —Geoscience Australia Mineral Resource Report 1, 2001, 196.

MDM Engineering. “Omegacorp Limited Mutanga Uranium Project—Updated Scoping Study.” Internal report to Denison Mines, 2008.

Money, J.J., and R.S Prasad. “Uranium Mineralization in the Karoo system of Zambia.” Geologic Survey of Zambia Occasion Paper, 1977: 14.

Nyambe, I. “Tectonic and climatic controls on sedimentation during deposition of the Sinakumbe Group and Karroo Super group in the mid Zambezi Valley Basin, soutthern Zambia.” Journal of African Earth Sciences, v. 208, 1999: 443-463.

Nyambe, I.A., and J. Utting. “Stratigraphy and Palynostratigraphy, Karoo Supergroup (Permian and Triassic, mid-Zambezi Valley, southern Zambia.” Jornal of African Earth Sciences v. 24, 1997: 563- 583.

Petrie,L. “email correspondance.” 2012.

Prasad, R., N.J. Money, and J.G. Thieme. “The Geology of the Uranium Mineralization in the Bungua Area, Siavong District.” Geological Survey of Zabia, Occasional Paper 90, in Uranium Deposits of Africa, IAEA Conference, Zambia, 1977: 15.

Prasad, R.S., and M. Lehtonen. “The Petrology and Provenance of the Upper Karroo—the Escarpment Grit Fromation of Kaumpwe, Chizwabowa and Nankwilimba Ridges, Mid-Zambezi Valley Zambia.” Geological Survey of Zambia, Occaional Paper 91, in Uranium Deposits of Africa, IAEA Confrence, 1977: 11.

Sakuwaha, K.G. A Study of the 2D and #D architecutre of the sandstones, . Special Resarch Project for Denison Mines Zambia Limited, The University of Zambia, School of Mines, Department of Geology, 2011, 40.

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Staley, R.; Chapewa, D.; Lusambo, V.; Mbomena, G. The Mutanga Uranium Project, Southern Province, Republic of Zambia—Summary Exploratin and Geology Report for the Period October 1, 2007 to December 19, 2008. Denison Mines Zambia Ltd., 2009.

Sweet, K., and T McEwan. Discussion of probe quality and grade evaluation Dibwe-Mutanga Project. KenCo Minerals internal report for Denison Mines Zambia Limted, 2011.

Symons, G., and P. Siegfried. Report on the Interpretation of Aeromagnetic and Radiometric Data over the Kariba Uranium Project, Zmbian. Consultant Report, OmegaCorp Limited, 2006, 24 and 9 maps.

Symons, G., and P. Sigfrid. Report on the Interpretation of Aeromagnetic and Radiometric data. Report prepared for OmegaCorp Limited by Gregory Symons Geophysics and GeoAfrica Prospecting Services, 2006, 24.

Titley, M. NI43-101 Technical Report on The Mutanga Project. CSA Global (UK) Ltd., 2009.

Titley, M. The Mutanga Project, NI43-101 Technical Report prepared for Denison Mines Corp. CSA Global (UK) Ltd, 2009, 225.

Ullmer, E. Geology map of Mutanga Project—A photogeologic interpretation, 1:50,00 scall map. Denison Mines Zambia Ltd., 2010.

Ullmer, E. Interpretation using the Photgelogic Map, Mutanga Project Field Report, Consuting geologist notes for Denison Mines, set to Roger Staley and Bill Kerr. Internal report for Denison Mines, 2009.

Ulmer, E. Rerport of a Uranium Equilibrium Study of the Mutanga Prospect Ore at Denison Mines Mutanga Project, Zambia. Consultant report written for Denison Mines Zambia Limited, 2009.

Ward, P.D., D.R. Montgomery, and R Smith. “Altered River Morphology in South Arfica Related to the Permian-Triassic Extiinction.” Science, V. 289, 2000: 1740-1743.

White, N., and D. McKenzie. “Formation of the “steers head” geometry of the sedimentary basins by differential stretchign of the crust and mantle.” Geology, vol. 16, 1988: 250-253.

Withjack, M.O., Q. T. Islam, and P.R. La Pointe. “Normal faluts and their hanging wall deformation: An expermentat study.” American Association of Petroleum Geologists Bullitine vol. 79, 1995: 1-18.

Yamada, Y., and K. McClay. “3-D analog modeling of inversion thrust structures.” In Thrust Tectonics and Ydrocarbon Systms, AAPG Memoir 82, by K.R. McClay and ed, 276-301. 2004.

Yeo, G. AGIP Structural Geology – Dibwe-Mutanga Corridor (18 May 2011). Internal report for Denison Mines, 2011, 3.

Yeo, G. Geology and Resource Potential of African Energy Resourcs’ Uranium Projects in Southern Africa. Internal report forDenison Mines, 2011, 19.

Yeo, G. Overview of Sandstone-hosted Uranium Deposits in Karoo Rift Basins. Internal report for Denion Mines, 2010, 51.

Yeo, G. Revised Notes on Mutanga Structural Geology. Internal report for Denison Mines, 2011.

Yeo, G. Stratigraphy of the Karoo Supergroup at the Mutanga Project Zambia. Denison Mines, 2009.

Yeo, G. The Mutanga Uranium Deposits. Internal report for Denison Mines, 2010.

Yeo, G.;Kerr, W.;Staley, R. Geology and Origin of the Sandstone-hosted Meta-Autunite Deposits of the Mutanga Area, Zambia. Internal Report for Denison Mines, 2010, 20.

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28.	SIGNATURE PAGE

This report titled “TECHNICAL REPORT ON THE DIBWE EAST PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA” and dated March 27, 2012, was prepared and signed by the following authors.

Dated at Denver, Colorado, USA	Mark B. Mathisen, BSc., P.G.
March 27, 2012	Denison Mines (USA) Corp

Dated at Toronto, Ontario	William E. Roscoe, Ph.D., P.Eng., Principal Geologist
March 27, 2012	Roscoe Postle Associates, Inc.

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29.	CERTIFICATE OF QUALIFICATIONS

Mark B. Mathisen, B.Sc., P.G.

I, Mark B. Mathisen, P.G., as author of this report entitled “TECHNICAL REPORT ON THE DIBWE EAST PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA” prepared cooperatively by Denison Mines (USA) Corp. for Denison Mines Zambia Limited, and dated March 27, 2012, do hereby certify that:

1.	I am a Senior Project Geologist with Denison Mines (USA) Corp., 1050 17th Street, Suite 950, Denver Colorado, USA, 82365.

2.	I am a graduate of Colorado School of Mines, Golden, Colorado, in 1984 with a Bachelor of Science degree in Geophysical Engineering.

3.	I am registered as a Professional Geologist in the State of Wyoming (Reg. #2811). I have worked as a geophysicist and geologist for a total of 20 years since my graduation in exploration. My relevant experience for the purpose of the Technical Report includes:

•	10 years as Project Geophysicist and 10 years as a Project Geologist on a variety of uranium projects in USA and Mongolia

•

Over the last six years I have carried out mineral resource modeling following CIM guidelines on a number of uranium projects including the Hairhan and Haraat Deposits in the Gobi Region, Mongolia, Tony M-Southwest Deposit, Colorado Plateau, USA and Phoenix Deposits in the Athabasca Basin, Canada

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.	I am responsible for the preparation of the entirety of this technical report titled “TECHNICAL REPORT ON THE DIBWE EAST PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA” including QA/QC of the data used in the mineral resource estimates.

6.	I visited The Dibwe East Project in March and October, 2011.

7.	I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

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8.	To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 27th day of March 2012

(Signed) “Mark B. Mathisen”

Mark B. Mathisen

DENISON MINES CORP.- THE DIBWE MUTANGA CORRIDOR PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA – NI 43-101 TECHNICAL REPORT MARCH 2012	Page 29-2

William E. Roscoe, Ph.D., P.Eng.

I, William E. Roscoe, Ph.D., P.Eng., as an author of this report entitled “TECHNICAL REPORT ON THE DIBWE EAST PROJECT, SOUTHERN PROVINCE, REPUBLIC OF ZAMBIA” prepared cooperatively by Denison Mines (USA) Corp. for Denison Mines Zambia Limited, and dated March 27, 2012, do hereby certify that:

1.	I am a Principal Geologist with Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, Canada M5J 2H7.

2.	I am a graduate of Queen’s University, Kingston, Ontario, in 1966 with a Bachelor of Science degree in Geological Engineering, McGill University, Montreal, Quebec, in 1969 with a Master of Science degree in Geological Sciences and in 1973 a Ph.D. degree in Geological Sciences.

3.	I am registered as a Professional Engineer (No. 39633011) and designated as a Consulting Engineer in the Province of Ontario. I have worked as a geologist for a total of 40 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•	Thirty years experience as a Consulting Geologist across Canada and in many other countries

•	Preparation of numerous reviews and technical reports on exploration and mining projects around the world for due diligence and regulatory requirements

•	Senior Geologist and Exploration Geologist in charge of mineral exploration in Ontario, Québec. New Brunswick, Nova Scotia, and Newfoundland

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43 101.

5.	I have not visited the Dibwe East Project.

6.	I have shared responsibility for sections 1, 2, 3, 14, 25 and 26.

7.	I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8.	I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

9.	To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 27th day of March, 2012

(Signed & Sealed) “William E. Roscoe”

William E. Roscoe, Ph.D., P.Eng.

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